UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 ( )
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☐	Soliciting Material Pursuant to §240.14a-12

Core Molding Technologies, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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CORE MOLDING TECHNOLOGIES, INC.
800 Manor Park Drive
Columbus, Ohio 43228
(614) 870-5000

April 4, 2025

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Core Molding Technologies, Inc. to be held at 800 Manor Park Drive, Columbus, Ohio, on May 15, 2025, at 9:00 a.m., Eastern Daylight Savings Time. Further information about the meeting and the matters to be considered is contained in the formal Notice of Annual Meeting of Stockholders and Proxy Statement on the following pages.

In 2024, the company navigated challenging economic conditions marked by a return to pre-pandemic demand levels and supply chain normalization. Despite these headwinds, the company achieved strong profitability and margins through strategic execution and operational restructuring. This adaptability allowed the company to maintain record levels of quality and on-time delivery performance.

Some key accomplishments in 2024 are as follows:
•Record cash flows from operations of $35.2 million
•$45 million of net new business set to launch in the second half of 2025 and early 2026
•Winner of Paccar and BRP supplier quality awards
•Creation of senior level sales leadership position, Chief Commercial Officer, focused on leading Company’s Must Win Battle of Invest for Growth
•Internal promotion rate that exceeded 39%, reflecting the company’s commitment to developing talent and providing growth opportunities
•100% compliance with Companywide cybersecurity training
•Enhanced Human Resource compliance processes through proactive internal audits across all sites
•Continued implementation of a robust succession planning process which provides transition stability creating long-term shareholder value

I would like to thank leadership and the entire team for these accomplishments and for all of the hard work and dedication to creating a world class organization with a focus on employee engagement, customer service, and the creation of long-term stockholder value. I am proud of the company's continued investment in its culture, focused on employees and their development.

I extend my sincere appreciation to our dedicated team, loyal customers and valued stockholders. We are committed to delivering long-term stockholder value.
Sincerely,

Thomas R. Cellitti
Chairman of the Board

CORE MOLDING TECHNOLOGIES, INC.
800 Manor Park Drive
Columbus, Ohio 43228
(614) 870-5000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 15, 2025

To Our Stockholders:

Core Molding Technologies, Inc. (the "Company") will hold its 2025 Annual Meeting of Stockholders (the "annual meeting") on May 15, 2025 at 9:00 a.m., Eastern Daylight Savings Time, at 800 Manor Park Drive, Columbus, OH, for the following purposes:

1.	to elect seven (7) directors to comprise the Board of Directors of the Company;

2.	to hold a non-binding advisory vote on the compensation of our named executive officers;

3.	to approve an amendment to the Core Molding Technologies, Inc. 2021 Long-Term Equity Incentive Plan (“LTIP”);

4.	to ratify the appointment of Crowe LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2025; and

5.	to consider and act upon other business as may properly come before the annual meeting and any adjournments or postponements of the annual meeting.

The foregoing matters are described in more detail in the Proxy Statement, which is attached to this notice. Only stockholders of record at the close of business on March 21, 2025, the record date, are entitled to receive notice of and to vote at the meeting.

We desire to have maximum representation at the meeting and respectfully request that you date, execute and promptly mail the enclosed proxy in the postage-paid envelope provided. You may revoke a proxy by notice in writing to the Secretary of the Company at any time prior to its use.

BY ORDER OF THE BOARD OF DIRECTORS

John P. Zimmer
Executive Vice President, Secretary, Treasurer, and Chief Financial Officer
April 4, 2025

CORE MOLDING TECHNOLOGIES, INC.
800 Manor Park Drive
Columbus, Ohio 43228
(614) 870-5000

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
May 15, 2025

GENERAL INFORMATION

Solicitation
The Board of Directors of the Company (the "Board of Directors" or "Board" and individually, a "director" or "directors") is soliciting the enclosed proxy. In addition to the use of the mail, directors and officers of the Company may solicit proxies, personally or by telephone. The Company will not pay its directors and officers any additional compensation for the solicitation.

Broadridge Financial Solutions, Inc. will conduct proxy distribution and tabulation on behalf of the Company. The Company will reimburse Broadridge Financial Solutions, Inc. for reasonable expenses incurred for these services. The Company will make arrangements with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of proxy distribution material to beneficial owners of the common stock of the Company. The Company will reimburse those brokerage firms, custodians, nominees and fiduciaries for their reasonable expenses.

The Company will pay all expenses of the proxy distribution and tabulation. Except as otherwise provided, the Company will not use specially engaged employees or other paid solicitors to conduct any proxy solicitation.

Voting Rights and Votes Required
Holders of shares of the common stock of the Company at the close of business on March 21, 2025, the record date for the annual meeting, are entitled to notice of, and to vote at, the annual meeting. On the record date, the Company had 9,258,054 shares of common stock issued and outstanding.

Each outstanding share of common stock on the record date is entitled to one vote on all matters presented at the annual meeting. The presence, in person or by proxy, of holders of a majority of the shares of common stock entitled to vote at the annual meeting on any matter will constitute a quorum for the transaction of business at the annual meeting with respect to such matter. No business with respect to a matter, other than adjournment, can be conducted at the annual meeting unless a quorum is present in person or by proxy with respect to such matter.

Abstentions will count as shares present and entitled to vote in determining the presence of a quorum for a particular matter, and will have the effect of a vote "withheld" for Proposal 1 and "against" such matter for Proposals 2, 3, and 4. Broker non-votes are shares held of record by brokers or other nominees that are present in person or by proxy at the meeting, but are not voted because instructions have not been received from the beneficial owner with respect to a particular matter over which the broker or nominee does not have discretionary authority to vote. If you do not return a proxy card and your shares are held in "street name," your broker may be permitted, under applicable rules of the self-regulatory organizations of which it is a member, to vote your shares in its discretion on certain matters that are deemed to be routine, such as ratification of the appointment of our independent registered public accounting firm. Proposals 1, 2, and 3 as referenced in the Company's Notice of Annual Meeting of Stockholders are considered to be non-routine, and Proposal 4 is considered to be routine. Accordingly, if you do not provide voting instructions to your brokerage firm or other entity holding your shares, your brokerage firm or other entity holding your shares will not be permitted to vote your shares on Proposals 1, 2, and 3 and will be permitted to vote your shares on Proposal 4, at its discretion. Broker non-votes will not count as shares entitled to vote on the applicable matters in the establishment of a quorum for Proposals 1, 2, or 3 and will have no effect on Proposals 1, 2 and 3. Accordingly, the Company requests that you promptly provide your broker or other nominee with voting instructions if you want your shares voted for non-routine matters and to carefully follow the instructions your broker gives you pertaining to their procedures.

The Board of Directors has adopted a plurality plus voting policy (the "Voting Policy"). Pursuant to the Voting Policy, any nominee for director in an uncontested election who receives a greater number of votes "withheld" from his or her election than votes "for'' such election shall submit his or her offer of resignation for consideration by the Board within 90 days from the date of the election, and shall recuse himself or herself from all deliberations on his or her resignation. The Board shall consider all of the relevant facts and circumstances in its consideration of the action to be taken with respect to such offer of resignation. To the extent that any resignation is accepted, the Board will consider whether to fill such vacancy or vacancies or to reduce the size of the Board. Therefore, each of the seven directors will be elected in accordance with the Voting Policy by a plurality plus standard of votes cast by stockholders of record on the record date and present at the annual meeting, in person or by proxy. Cumulative voting in the election of directors will not be permitted.

The non-binding advisory vote on executive compensation and approval of the amendment of the 2021 Long-Term Equity Incentive Plan requires the approval of a majority of the shares of the common stock present at the annual meeting, in person or by proxy, and entitled to vote thereon.

The Company is seeking stockholder ratification of the appointment of its independent registered public accounting firm. While ratification is not required by law, the affirmative vote of a majority of the shares of the common stock present at the annual meeting, in person or by proxy, and entitled to vote thereon would ratify the selection of Crowe LLP ("Crowe") as the independent registered public accounting firm for the current year.

Voting of Proxies
Shares of common stock represented by all properly executed proxies received prior to the annual meeting will be voted in accordance with the choices specified in the proxy. Unless contrary instructions are indicated on the proxy, the shares will be voted:
•FOR the election as directors of the nominees named in this Proxy Statement until their successors are elected and qualified;
•FOR the resolution to approve the non-binding advisory vote for the compensation of the named executive officers;
•FOR the approval of the amendment to the Core Molding Technologies' 2021 Long-Term Equity Incentive Plan; and
•FOR the ratification of the appointment of Crowe as the independent registered public accounting firm for the Company for the year ending December 31, 2025.

Management of the Company and the Board of Directors of the Company know of no matters to be brought before the annual meeting other than as set forth in this Proxy Statement. If, however, any other matter is properly presented to the stockholders for action, it is the intention of the holders of the proxies to vote at their discretion on all matters on which the shares of common stock represented by proxies are entitled to vote.

Revocability of Proxy
A stockholder who signs and returns a proxy in the accompanying form may revoke it at any time before the authority granted by the proxy is exercised. A stockholder may revoke a proxy by delivering a written statement to the Secretary of the Company that the proxy is revoked.

Annual Report
The Annual Report on Form 10-K for the year ended December 31, 2024 of the Company, which includes financial statements and information concerning the operations of the Company, accompanies this Proxy Statement. The Annual Report is not to be regarded as proxy solicitation materials.

Stockholder Proposals
Any stockholder who desires to present a proposal for consideration at the 2026 Annual Meeting of Stockholders must submit the proposal in writing to the Company. If the proposal is received by the Company by December 5, 2025, and otherwise meets the requirements of applicable state and federal law, the Company will include the proposal in the proxy statement and form of proxy relating to the 2026 Annual Meeting of Stockholders. The Company may confer on the proxies for the 2026 Annual Meeting of Stockholders discretionary authority to vote on any proposal, if the Company does not receive notice of the proposal by February 18, 2026.

Stockholder Director Nominees
Any stockholder who desires to present nomination for a director must do so pursuant to the deadlines and procedures and in the manner as stated in the Corporate Governance section under the Nominating and Corporate Governance Committee section of the Board Meetings and Committees subsection thereunder.

In addition to complying with the procedures described above, stockholders who intend to solicit proxies in support of a director candidate other than the Company’s nominees for consideration by the stockholders at the Company’s 2026 Annual Meeting of Stockholders must also comply with the SEC’s "universal proxy card” rules under Rule 14a-19 of the Exchange Act ("Rule 14a-19”). Rule 14a-19 requires proponents to provide a notice to the Corporate Secretary of the Company, no later than March 16, 2026 setting forth all of the information and disclosures required by Rule 14a-19. If the 2026 Annual Meeting of Stockholders is set for a date that is not within 30 calendar days of the anniversary of the date of the 2025 Annual Meeting of Stockholders, then notice must be provided by the later of 60 calendar days prior to the date of the 2026 Annual Meeting of Stockholders or by the close of business on the tenth calendar day following the day on which a public announcement of the date of the 2026 Annual Meeting of Stockholders is first made.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 15, 2025
The Proxy Statement, proxy card, and Annual Report to stockholders, which includes the Form 10-K for the year ended December 31, 2024, are available at http://colsec.coremt.com.

CORPORATE RESPONSIBILITY

The Board and Management are dedicated to being socially and environmentally responsible in both our business strategy and the decisions we make every day. We focus on sustainability, human capital and governance decisions that are mutually beneficial to society as well as the long-term profitability of the Company. Some of the areas of sustainability, human capital and governance focus areas are as follows:

Sustainability Highlights
Sustainability is an essential component of the Company's strategic planning. Highlights of our sustainability practices include:
•Actively monitoring and reducing greenhouse gas emissions.
•Enhancing our management of hazardous chemical losses and spills.
•Participating in circular economy by reducing the amount of waste we generate.
•ISO 14001 certified environmental management system locations.
•Third party audit of Company's compliance with environmental regulations.
•Sale of products produced with recyclable materials.
•Formal Enterprise Risk Management system to identify and act upon environmental risks with direct oversight by the Board.
•Energy reduction initiatives throughout the organization including more efficient boilers and air compressor systems, low energy lighting and scrap reduction.

Human Capital Highlights
The Company is committed to being an employer of choice and a socially responsible partner in our communities. We provide employees with a culture focused on a healthy work environment, with growth opportunities, and a competitive total rewards package. Highlights of our human capital practices include:
•Commitment to protection of human rights through selection of business partners dedicated to the health and safety of their workers.
•Organizational and leadership development systems that embed a culture based on our foundational values of transparency, mutual respect, courage to challenge and being a learning organization.
•Year-long leadership development program for high-potential employees.
•Total rewards program, including real-time geographic benchmarks to ensure salary and benefits programs remain competitive.
•Annual employee feedback-action surveys focused on improving workplace culture and retention.
•Comprehensive talent and succession program to ensure a sustainable pipeline for long-term success.
•Partnership with local community groups such as community food banks, charity groups for sick children, at-risk youth groups, providing food, school supplies and toys to children in local neighborhoods.

Corporate Governance Highlights
We are committed to creating strong corporate governance practices that promote independence, transparency and accountability for all of our stockholders. Highlights of our corporate governance practices include:
•Declassified Board in which all directors stand for re-election each year.
•All director nominees other than our CEO are independent.
•100% independent key board committees.
•Independent Chairman.
•Annual election of directors with "plurality plus" voting standard.
•Ability for stockholders to call a special meeting.
•Strong risk oversight at the Board and committee levels.
•Anti-hedging and anti-pledging policies.
•Independent compensation consultant.
•Compensation recoupment (clawback) policies.
•A formal Board approved Code of Conduct and Ethics.
•Board oversight of sustainability focused on product, environmental and social matters.
•Cybersecurity risk assessment process to identify and mitigate data security threats.

The Board of Directors - Independence
Of the directors who presently serve on the Company's Board of Directors, the Board has affirmatively determined that Members Cellitti, Hellmold, Jauchius, Kowaleski, Miñarro and Smith meet the standards of independence under the NYSE American LLC exchange listing standards. In making this determination, the Board of Directors considered all facts and circumstances the Board of Directors deemed relevant from the standpoint of each of the directors and from that of persons or organizations with which each of the directors has an affiliation, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships among others. In making this determination, the Board of Directors has relied upon both information provided by the directors and information developed internally by the Company in evaluating these facts.

Board Leadership Structure
The Chairman of the Board (the "Chairman”) is a director and presides at meetings of the Board. The Chairman is elected on an annual basis by at least a majority vote of the remaining directors. Historically, the offices of Chairman and Chief Executive Officer have been separated. Such separation enables the Chairman to devote his time to managing the Board and the Chief Executive Officer to focus on the operations of the Company. The Company has no fixed policy with respect to separation of the offices of the Chairman and Chief Executive Officer; however, the Board believes it is in the best interests of the Company and its stockholders to separate these positions. Thomas R. Cellitti has served as the Company's Chairman since June 15, 2020.

Risk Oversight
The Board has an active role, as a whole and at the committee level, in overseeing the management of the Company's risks. The Company has adopted an enterprise risk management assessment process to identify, assess and prepare for potential events which may affect the Company’s operations. The risk assessment is regularly reviewed by the Board of Directors. The Board reviews information regarding the Company's operations and liquidity, as well as the related risks. The Board reviews and approves the Company's annual operating and capital plans. The Compensation Committee reviews the Company's incentive compensation arrangements to determine whether they encourage excessive risk taking, reviews the relationship between risk management policies and compensation, and evaluates compensation policies that could mitigate any such risk. The Audit Committee oversees the management of financial risks. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board of Directors and overall corporate governance. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed about risks through committee minutes and reports at Board meetings. The entire Board manages risks associated with environmental and social matters.

While management is responsible for the day-to-day management of cybersecurity risks, our Board maintains principal oversight responsibility for our enterprise risk management, including cybersecurity. The Board has responsibility for, among other things, oversight of the Company’s information technology and cybersecurity processes and procedures, including oversight of risks from cybersecurity threats and the steps management has taken to monitor and mitigate such risks. The Board reviews and discusses with management, at least annually:
•the adequacy and effectiveness of our information technology security processes and procedures;
•the assessment of risks and threats to our information technology systems;
•the internal controls regarding information technology security and cybersecurity; and
•the steps management has taken to monitor and mitigate information technology security and cybersecurity risks and to remediate the effects of any cybersecurity incidents that may occur.
Several members of the Board have cybersecurity experience from their occupation or professional experience. At least one of our Directors has completed the requirements for and received a Certificate of Cybersecurity Oversight.

The entire Board is responsible for succession planning oversight. The Board has created a Chief Executive Officer succession plan that considers temporary or short-term changes, if any arises, and long-term leadership changes. The Company prepares a senior level management succession plan and reviews the plan with the entire Board on an annual basis or as changes to the business require on a more frequent basis.

The Compensation Committee, consisting of Board Members Smith, Cellitti, Hellmold, and Miñarro, recommends to the Board of Directors compensation policies as they relate to the Company's named executive officers and directors, and also considers the overall policies and practices utilized by senior management with respect to establishing compensation for all other employees. The Compensation Committee considers the risk assessments of the Company's Chief Executive Officer and Chief Financial Officer as part of its duties to review and recommend the current compensation packages to the Board. The Compensation Committee believes that the Company’s policies and practices with respect to compensation are not reasonably likely to have a material adverse effect on the Company. In reaching the foregoing conclusions, the Compensation Committee, Chief Executive Officer and Chief Financial Officer assessed the risks associated with the Company’s compensation policies and practices. The basis for these conclusions included: (i) a consideration of the Company's existing compensation programs, and the allocation between each primary component of compensation (base salary, annual short-term incentives, and long-term equity-based compensation); and (ii) a consideration of the risks associated with the Company's business, and whether the Company's compensation policies and practices increased those risks. Based on the foregoing, the Compensation Committee recommended, and all of the independent members of the Board approved, the Company's compensation programs, and in connection with such approval concluded that the risks associated with the Company's compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Responsiveness to Stockholder Feedback
The Board values and appreciates stockholder feedback and seeks to maintain open lines of communication with all of our stockholders. The Company actively communicates with stockholder through quarterly earnings calls, non-deal road shows, investor conferences and one-on-one meetings.

Board Meetings and Committees
The Board of Directors met nine times during the year ended December 31, 2024. During that period, all directors attended 85% or more of the total number of meetings of the Board of Directors and the total number of meetings of all committees of the Board of Directors on which each director served.

Compensation Committee
The Company has a Compensation Committee, which consists of Board Members Smith (Committee Chair), Cellitti, Hellmold, and Miñarro, who are all deemed independent directors under NYSE American LLC listing standards. The Compensation Committee is governed by a charter most recently reaffirmed by the Compensation Committee on June 7, 2024. A copy is available on the Company's website at www.coremt.com. In accordance with its written charter, the Compensation Committee performs the duty of reviewing, evaluating and making recommendations to the Board concerning the form and amount of compensation paid to the executive officers and directors of the Company, with a majority of directors, who are independent under NYSE American LLC listing standards, required to effect a decision.

All of the Compensation Committee members are familiar with the standard compensation levels in similar industries, and are knowledgeable regarding the current trends for compensating executive officers. The Compensation Committee may also obtain analysis and advice from an external compensation consultant to assist with the performance of its duties under its charter. The Compensation Committee retained Pearl Meyer & Partners ("Pearl Meyer”), a leading advisor on executive compensation, to assist in reviewing appropriate 2024 compensation programs. In this regard, Pearl Meyer compiled competitive data for base salaries, non-equity compensation, and equity incentive awards from a peer group of companies to be used to benchmark the appropriateness and competitiveness of our executive compensation. During 2024, there were no fees paid to Pearl Meyer for services that were not related exclusively to executive or director compensation. The Compensation Committee has assessed the independence of Pearl Meyer pursuant to Securities and Exchange Commission ("SEC") rules and determined that Pearl Meyer is independent and its work for the Compensation Committee does not raise any conflict of interest.

The Compensation Committee makes all recommendations regarding the executive officers' compensation, subject to ratification by the independent members of the Board, after consulting with its advisors, in executive session where no management employees are present. While the Chief Executive Officer, Chief Financial Officer and Executive Vice President of Human Resources attend Compensation Committee meetings regularly by invitation, all final deliberations are held and all final recommendations are made by the Compensation Committee in executive session, where no management employees are present. For additional information regarding the operation of the Compensation Committee, see "Compensation Discussion and Analysis" within this proxy statement. The Compensation Committee held two meetings during 2024.

Audit Committee
The Company has an Audit Committee, which consists of Board Members Jauchius (Committee Chair), Hellmold, and Smith, each of whom are "independent" as that term is defined under NYSE American LLC listing standards. The Board has determined that Jauchius, Hellmold, and Smith each qualify as an "audit committee financial expert" as defined in Item 407(d)(5)(ii) of Regulation S-K (17 CFR §229.407(d)(5)(ii)) as promulgated by the SEC. The principal function of the Audit Committee is to review and approve the scope of the annual audit undertaken by the independent registered public accounting firm of the Company and to meet with them to review and inquire as to audit functions and other financial matters and to review the interim, quarterly financial statements and year-end audited financial statements. For a more detailed description of the role of the Audit Committee, see "Audit Committee Report" below. The Audit Committee discussed the interim financial information contained in quarterly earnings announcements with both management and the independent auditors prior to the public release of quarterly information. The Audit Committee is governed by a charter as most recently reaffirmed by the Board of Directors on March 11, 2025. A copy of the Audit Committee Charter is available on the Company's website at www.coremt.com. In accordance with its written charter, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee held four meetings during 2024.

Nominating and Corporate Governance Committee
The Company has a Nominating and Corporate Governance Committee consisting of Board Members Kowaleski (Committee Chair), Cellitti, Hellmold, and Jauchius, each of whom are independent under NYSE American LLC listing standards. The principal function of the Nominating and Corporate Governance Committee is to recommend candidates for membership on the Board of Directors and to oversee corporate governance. A copy of the Nominating and Corporate Governance Committee Charter is available on the Company's website at www.coremt.com. The Nominating and Corporate Governance Committee held eight meetings during 2024.

In identifying and evaluating nominees for director, the Nominating and Corporate Governance Committee seeks to ensure that the Board possesses, in the aggregate, the strategic, managerial and financial skills, experience perspective and personal characteristics necessary to fulfill its duties and to achieve its objectives in areas that are of importance to the Company’s long-term strategy. In addition, the Nominating and Corporate Governance Committee believes it is important that at least one director have the requisite experience and expertise to be designated as an "audit committee financial expert."

The Nominating and Corporate Governance Committee looks at each nominee on a case-by-case basis regardless of who recommended the nominee. The Committee retains executive search firms to assist in identifying candidates with the required expertise.

In addition, the Nominating and Corporate Governance Committee considers, among other factors, ethical values, personal integrity and business reputation of the candidate, financial acumen, reputation for effective exercise of sound business judgment, strategic planning capability, indicated interest in providing attention to the duties of a member of the Board, personal skills in marketing, manufacturing processes, technology or in other areas where such person’s talents may contribute to the effective performance by the Board of its responsibilities.

The table below summarizes the specific qualification, attributes, skills and experience of each director nominee that led our Board of Directors to conclude that the nominee is qualified to serve on our Board of Directors. While each director nominee is generally knowledgeable in each of these areas, an "X" in the chart below indicates that the item is a specific qualification, attribute, skill or experience that the nominee brings to our Board of Directors. The lack of an "X" for a particular item does not mean that the nominee does not possess that qualification, attribute, skill or experience.

Director	Manufacturing	Industry (Truck, Auto, Marine)	Management (CEO/CFO Group or Division Head)	Marketing	Finance, Accounting & Budgeting	Mergers & Acquisitions	Strategy	Corporate Governance
Thomas R. Cellitti	X	X	X		X		X	X
David L. Duvall	X	X	X		X	X	X
Ralph O. Hellmold			X		X	X		X
Matthew E. Jauchius		X	X	X	X		X
Sandra L. Kowaleski	X		X		X	X	X
Salvador Miñarro	X	X	X		X	X	X
Andrew O. Smith	X		X		X		X

The Nominating and Corporate Governance Committee evaluates and measures those skills and accomplishments which should be possessed by a prospective member of the Board, including contribution of a diverse frame of reference that will enhance the quality of the Board's deliberations and decisions. The Board directly links diverse Board member candidates’ perspectives to areas of the business, including our workforce, our customers and vendors, and our geographical operations that will provide the most impact to our long-term business strategy.

The Board believes the current size of the Board is appropriate based on the size and complexities of the Company.

The Nominating and Corporate Governance Committee will consider persons recommended by stockholders to become nominees for election as directors and subject to the procedural requirements set forth below, such recommendations will be evaluated in the same manner as other potential nominees. Recommendations for consideration by the Nominating and Corporate Governance Committee should be sent to the Secretary of the Company in writing together with appropriate biographical information concerning each proposed nominee as detailed in Article III.D of the Nominating and Corporate Governance Committee Charter.

The Bylaws of the Company set forth procedural requirements pursuant to which stockholders may make nominations to the Board of Directors. The Board of Directors or the Nominating and Corporate Governance Committee may not accept recommendations for nominations to the Board of Directors in contravention of these procedural requirements.

In order for a stockholder to nominate a person for election to the Board of Directors, the stockholder must give written notice of the stockholder's intent to make the nomination either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company not less than fifty nor more than seventy-five days prior to the meeting at which directors will be elected. In the event that less than sixty days prior notice or prior public disclosure of the date of the meeting is given or made to stockholders, the Company must receive notice not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure was made, whichever occurred first.

The notice must set forth:
•the name and address of record of the stockholder who intends to make the nomination;

•a representation that the stockholder is a holder of record of shares of the capital stock of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;
•the name, age, business and residence address and principal occupation or employment of each proposed nominee;
•a description of all arrangements or understandings between the stockholder and each proposed nominee and any other person or persons, naming such person or persons, pursuant to which the nomination or nominations are to be made by the stockholder;
•other information regarding each proposed nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and
•the written consent of each proposed nominee to serve as a director of the Company if elected.

The Company may require any proposed nominee to furnish other information as it may reasonably require to determine the eligibility of the proposed nominee to serve as a director. The presiding officer of the meeting of stockholders may, if the facts warrant, determine that a stockholder did not make a nomination in accordance with the foregoing procedure. If the presiding officer makes such a determination, the officer shall declare such determination at the meeting and the defective nomination will be disregarded.

Board Policies Regarding Communication with the Board of Directors and Attendance at Annual Meetings Stockholders may communicate with the full Board of Directors, non-management directors as a group or individual directors, including the Chairman of the Board, by submitting such communications in writing to the Company's Secretary, c/o the Board of Directors (or, at the stockholder's option, c/o a specific director or directors), 800 Manor Park Drive, Columbus, Ohio 43228. Such communications will be delivered directly to the Board.

The Company does not have a policy regarding Board member attendance at the annual meeting of stockholders; however, all directors of the Company attended the 2024 Annual Meeting of Stockholders.

Code of Ethics
The Company has adopted a Code of Conduct and Business Ethics which applies to all employees and directors of the Company, including the Company's principal executive officer, principal financial officer and principal accounting officer or persons performing similar functions. The Company's Board believes that the Code of Conduct and Business Ethics complies with the code of ethics required by the rules and regulations of the SEC. A copy of the Company's Code of Conduct and Business Ethics is available on the Company's website at www.coremt.com.

Securities Trading Policy
The Company has adopted an Insider Trading Policy, governing the purchase, sale and/or other dispositions of its securities by employees and directors of the Company including the Company’s principal executive officer, principal financial officer and principal accounting officer or persons performing similar functions, as well as to each director. The Board believes that the Insider Trading Policy is designed to promote compliance with insider trading laws, rules and regulations and any applicable listing standards.

Anti-Hedging and Anti-Pledging Policy
The Company's Insider Trading Policy includes an anti-hedging and anti-pledging policy, which states that directors, executives and all other employees are not permitted to (a) pledge the Company's securities as collateral for a loan or other obligation, (b) purchase, sell or trade in options (including puts or calls) to purchase or sell the Company's securities, (c) purchase the Company's securities on margin, (d) engage in "short sales", (e) hold the Company's securities in an account that is subject to a margin-call or (f) otherwise deal in derivative securities, which are based upon the Company’s securities.

Compensation Committee Interlocks and Insider Participation
Our Compensation Committee consisted of Board Members Smith, Cellitti, Hellmold, and Miñarro none of whom, during 2024, was an officer or employee of the Company, nor had a relationship requiring disclosure under Item 404 of Regulation S-K (17 CFR §229.404). The Company did not have any compensation committee interlocks in 2024, which generally means that no executive officer of the Company served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or member of the Compensation Committee of the Company.

DIRECTORS AND EXECUTIVE OFFICERS OF CORE MOLDING TECHNOLOGIES, INC.

Board of Directors

Name	Age	Title

Thomas R. Cellitti	73	Director, Chairman of the Board
David L. Duvall	56	President, Chief Executive Officer and Director
Ralph O. Hellmold	84	Director
Matthew E. Jauchius	55	Director
Sandra L. Kowaleski	61	Director
Salvador Miñarro	54	Director
Andrew O. Smith	62	Director

Thomas R. Cellitti
Chairman of the Board

Independent
Director Since: 2000
Age: 73
Education: Loyola University, Chicago (Master’s degree in Business Administration), Marquette University (Bachelor’s degree in Business Administration)

Thomas R. Cellitti was elected Chairman of the Board in June of 2020 and has served as a director of the Company since February 10, 2000. Mr. Cellitti previously was Chairman of the Nominating and Corporate Governance Committee and Chairman of the Executive Resource Committee. Prior to his retirement from Navistar Inc. ("Navistar”) in 2013, Mr. Cellitti was the Senior Vice President of Integrated Reliability and Quality, for Navistar since 2008. Prior to such time, Mr. Cellitti served as Vice President and General Manager, Medium Truck Division from 2004 to 2008, as well as Vice President and General Manager, Bus Vehicle Division from 1991 to 2004 for Navistar, where he led developing and implementing the business strategies. Prior to this time, Mr. Cellitti held positions in Manufacturing and Finance. Mr. Cellitti has also served on the board of various industry and nonprofit organizations as well as private corporations. Mr. Cellitti’s experience includes leadership in developing and implementing business strategies for profitable growth. Mr. Cellitti has a Master’s degree in Business Administration with a specialization in Finance from Loyola University of Chicago and a Bachelor’s degree in Business Administration from Marquette University.

Board Qualifications: As a result of these and other professional experiences, the Board of Directors has concluded that Mr. Cellitti should serve as a director because of his in-depth insight and knowledge about manufacturing operations, quality, and business strategy as well as his extensive background in the powertrain, bus, and truck industries.

David L. Duvall
President and Chief Executive Officer

Director Since: 2018
Age: 56
Education: Stanford University (Master of Science in Mechanical Engineering), Purdue University (Bachelor of Science in Mechanical Engineering)

David Duvall joined the Company on October 22, 2018, as Chief Executive Officer and President. Mr. Duvall came to the Company from Signode Industrial Group, a Carlyle Group company, where he served as Group President of the Global Equipment & Tools division, from January 2017 to October 2018, when Signode was sold to Crown Holdings Inc. Prior to Signode, Mr. Duvall served as Senior Vice President and General Manager of Danfoss’ Global Hydrostatics Division from 2012 to 2017, based out of Germany. From 2008 to 2012 Mr. Duvall was Vice President and General Manager for the Global Valves business at Danfoss and led the carve-out of that business to form a stand-alone business within the Danfoss structure. Mr. Duvall has held various senior management roles in both the industrial and automotive sectors, including Americas General Manager for Fuel Tanks at TI Automotive (2005-2008) and Vice President of Operations with VITEC LLC (2003-2005). Mr. Duvall has a Master’s of Science in Mechanical Engineering from Stanford University and a Bachelor of Science in Mechanical Engineering from Purdue University.

Board Qualifications: As a result of these and other professional experiences, the Board of Directors has concluded that Mr. Duvall should serve as a director because of his corporate management skills and experience, in-depth global operations insight, and strategy and business development knowledge.

Ralph O. Hellmold
Director

Independent
Director Since: 1996
Age: 84
Education: Columbia University (Master’s degree in International Relations), Harvard College (Bachelor of Arts)

Ralph O. Hellmold has served as a director of the Company since its formation on December 31, 1996. He was Managing Member of Hellmold & Co., LLC, an investment banking boutique specializing in mergers and acquisitions and working with troubled companies or their creditors until 2012, and is currently an investor. Prior to forming Hellmold & Co., LLC in 2004, Mr. Hellmold was president of Hellmold Associates which was formed in 1990, and Chairman of The Private Investment Banking Company which was formed in 1999. Prior to 1990, Mr. Hellmold was a Managing Director at Prudential-Bache Capital Funding, where he served as co-head of the Corporate Finance Group, co-head of the Investment Banking Committee and head of the Financial Restructuring Group. Prior to 1987, Mr. Hellmold was a partner at Lehman Brothers and its successors, where he worked in Corporate Finance since 1974 and co-founded Lehman’s Financial Restructuring Group. Mr. Hellmold is a Chartered Financial Analyst and has served as director, and on the audit committee, of other public corporations in the past. Mr. Hellmold has a Master’s degree in International Relations from Columbia University and a Bachelor of Arts degree from Harvard College.

Board Qualifications: As a result of these and other professional experiences, the Board of Directors has concluded that Mr. Hellmold should serve as a director because of his extensive business, investment banking, finance and corporate management experience, as well as his in-depth understanding of the financial markets and a strong background in mergers and acquisitions.

Matthew E. Jauchius
Chairman of Audit Committee

Independent
Director Since: 2013
Age: 55
Education: University of Michigan (Master’s degree in Business Administration), The Ohio State University (Bachelor’s degree in Business Administration)

Matthew E. Jauchius has served as a director of the Company since January 1, 2013, and is Chairman of the Audit Committee. Mr. Jauchius is currently a partner of J5 Alpha LLC, a small business focused on fitness services. Mr. Jauchius previously served as Executive Vice President and Chief Marketing Officer at Fifth Third Bancorp, where he directed a substantial integrated marketing program from 2017 to 2021. From 2015 to 2016, Mr. Jauchius served as Executive Vice President and Chief Marketing Officer of Hertz Global Holdings, and from 2010 to 2015 Mr. Jauchius served as Executive Vice President and Chief Marketing Officer at Nationwide Mutual Insurance Company. Mr. Jauchius also served previously as Senior Vice President and Chief Strategy Officer at Nationwide. Prior to Nationwide, Mr. Jauchius served as Associate Principal at McKinsey & Company, Risk Advisor at Bank One (now Chase), and Senior Accountant at Ernst & Young. Mr. Jauchius’ experience includes strategy and growth, marketing and sales, company turnarounds, audit/risk management, and operational cost improvements, which includes support to the automotive, agriculture, and other manufacturing industries. Mr. Jauchius has a Master’s degree in Business Administration from the University of Michigan and a Bachelor’s degree in Business Administration from The Ohio State University. Mr. Jauchius is a Certified Public Accountant (inactive) in the State of Ohio.

Board Qualifications: As a result of these and other professional experiences, the Board of Directors has concluded that Mr. Jauchius should serve as a director and Chair of the Company’s Audit Committee because of his in-depth insight and experience in marketing, strategy and business development.

Sandra L. Kowaleski
Chair of Nomination and Governance Committee

Independent
Director Since: 2020
Age: 61
Education: The Ohio State University (Bachelor’s degree in Chemical Engineering)

Sandra L. Kowaleski has served as a director of the Company since September 21, 2020. Ms. Kowaleski is the SVP and Chief Operations Officer of Hexion Corporation, where she is responsible for leading all end-to-end supply chain, environmental health and safety, and operations activities for Hexion, encompassing over twenty-five facilities globally. Before this role, Sandra held several senior roles with Stanley Black & Decker. Her responsibilities included strategic footprint optimization, a Greenfield site start-up in Mexico, and leading manufacturing locations supporting the Stanley Black & Decker Outdoor and Hand Tools Business Units. She also provided operational leadership to the integration activities and electrification strategy post-acquisition of MTD Products.

Ms. Kowaleski's experience includes global operational and manufacturing system optimization, leading business and culture transformations, supporting acquisition due diligence and integration, and strengthening financial results in manufacturing-focused businesses. From 2015 to 2020, Ms. Kowaleski was a Global Operations Leader of Momentive Performance Materials, a global leader in silicones and advanced materials serving the aerospace, automotive, transportation, electronics, and semiconductors industries. She has also held several executive-level operations and business leadership positions, including Vice President - Global Operations for Minerals Technologies and Vice President, General Manager – Functional Coatings & Manufacturing Operations for OMNOVA Solutions/GenCorp.

Prior board experience included the Board of Trustees for the OMNOVA Foundation, and she was an Advisory Board Member for the Industrial Systems & Welding Engineering department of The Ohio State University. She was also a Managing Director for a GmbH.

Ms. Kowaleski has a Bachelor's Degree in Chemical Engineering from The Ohio State University.

Board Qualifications: As a result of these and other professional experiences, the Board of Directors has concluded that Ms. Kowaleski should serve as a director because of her corporate management skills and experience, in-depth global operations insight, business development knowledge, and advanced materials and molding expertise.

Salvador Miñarro
Director

Independent
Director Since: 2023
Age: 54
Education: Instituto Panamericano de Alta Dirección de Empresas (Executive Masters of Business Administration), University of Southern California, (Master’s in Finance), Institute Tecnológico y de Estudios Superiores de Monterrey (Bachelor’s in Industrial Engineering)

Mr. Miñarro joined the Board of Directors on November 2, 2023. He is currently the Chief Executive Officer of Darnel Group, a company known for high-quality, eco-friendly packaging solutions. Before Darnel Group, he was the President and CEO of Vitro Automotive from June 2018 to June 2022, supplying parts to a significant portion of North American car productions.

His earlier career saw various leadership roles at Libbey, Inc., spanning from Corporate Vice President to CFO of a joint venture, showcasing his versatility and ability to manage operations across different regions and departments. Mr. Miñarro’s educational background includes an Executive MBA from Instituto Panamericano de Alta Dirección de Empresas, a Master’s in Finance from the University of Southern California, and a Bachelor’s in Industrial Engineering from Inst. Tecnológico y de Estudios Superiores de Monterrey.

Board Qualifications: His wide-ranging experiences in global leadership and managing complex business transformations make him a valuable member of the Board, driving forward the Company’s objectives with a balanced and informed approach.

Andrew O. Smith
Chairman of the Compensation Committee

Independent
Director Since: 2015
Age: 62
Education: University of Chicago (Law degree and a Master’s degree in Business Administration), University of Pennsylvania (Bachelor’s degree in Engineering and a Bachelor’s degree in Finance)

Andrew O. Smith has served as a director of the Company since August 6, 2015. From 1996 to 2023 he served in various positions at Yenkin-Majestic Paint Corporation/OPC Polymers ("YM/OPC"), a privately-held manufacturer and distributor of coatings resins and paints serving customers primarily in North America, ultimately becoming the President and Chief Executive Officer in 2019. In 2023 Mr. Smith became the Executive Chairman of OPC Polymers LLC, following the sale of YM’s paint business and the creation of OPC Polymers LLC. At YM/OPC Mr. Smith oversaw manufacturing, finance, information technology, legal, research and development, and strategic planning. Before joining YM/OPC Mr. Smith served as a principal in several entrepreneurial businesses, after beginning his career as a management consultant in the strategy practice of Booz Allen & Hamilton, where he advised major industrial and financial corporations. He also serves on the Boards of OPC Polymers LLC, the Buckeye Institute, and several other non-profit organizations. Mr. Smith has extensive experience and knowledge in manufacturing and materials development, supply chain and logistics, and financial statement analysis. He is a member of the bar of the State of New York and active in professional organizations including the Ohio

Manufacturers’ Association, the National Association of Manufacturers, and the American Coatings Association. Mr. Smith has received the CERT Certificate of Cybersecurity Oversight. Mr. Smith has a Law degree and a Master's degree in Business Administration both from the University of Chicago, and a Bachelor's degree in Engineering from the School of Engineering and Applied Science and a Bachelor's degree in Finance from the Wharton School of Business, both at the University of Pennsylvania.

Board Qualifications: As a result of these and other professional experiences, the Board of Directors has concluded that Mr. Smith should serve as a director because of his in-depth insight and knowledge about manufacturing, materials technology, and executive leadership.

Executive Management

Name	Age	Position(s) Currently Held

Alex W. Bantz	51	Chief Commercial Officer
David L. Duvall	56	President, Chief Executive Officer and Director
Eric L. Palomaki	43	Chief Operating Officer
Stephanie L. Pulliam	42	Executive Vice President of Human Resources
John P. Zimmer	60	Executive Vice President, Secretary, Treasurer, and Chief Financial Officer

Biographical information for David Duvall, who also serves as one of our directors, is provided above in this Proxy Statement.

Alex W. Bantz

Executive Officer Since: 2024
Age: 51

Education: The Ohio State University (Bachelor of Science in Mechanical Engineering).

Alex Bantz joined Core with over 25 years of sales and operational experience through advancing leadership roles. Mr. Bantz served most recently as Vice President of Sales and Marketing for Milsco Manufacturing from 2018 through 2024 and as Business Unit Director from 2014 through 2018. From 2007 through 2014, Mr. Bantz worked for Veyance Technologies and progressed into leadership positions most recently Project Manager of the SIOP Integration and Director of Sales and Marketing for the Global Vibration Control and Hose. Prior to these roles, Bantz worked as Account Executive and Channel Manager for The Goodyear Tire and Rubber Company between 2005 and 2007 and worked for Hendrickson as an engineer, buyer and commodity manager from 1998 to 2005. Mr. Bantz earned his Bachelor of Science in Mechanical Engineering from Ohio State University.

Eric L. Palomaki

Executive Officer Since: 2018
Age: 43

Education: Jack Welch Management Institute (Master of Business Administration), Rensselaer Polytechnic Institute (Bachelor of Science in Mechanical Engineering)

Eric L. Palomaki joined the company on September 19, 2018, and was appointed to the position of Vice President of Operations. Mr. Palomaki was promoted to Executive Vice President of Operations, Research and Development in November, 2020 and was promoted to Chief Operating Officer in March 2024. Prior to joining CORE, Mr. Palomaki was the Vice President of Advanced Manufacturing Engineering from 2013 to 2017 at Acuity Brands Lighting, a commercial lighting company with 12,000 employees generating $3.5 billion annually. Prior to Acuity Brands, Mr. Palomaki served in multiple roles in the automotive industry for North American Lighting in 2012 and 2013, and TRW Automotive from 2007 to 2012. Mr. Palomaki holds a Master of Business Administration from

Jack Welch Management Institute, and a Bachelor’s of Science in Mechanical Engineering from Rensselaer Polytechnic Institute.

Stephanie L. Pulliam

Executive Officer Since: 2025
Age: 42

Education: The Ohio State University (Bachelor’s degree in Health Management and Psychology)

Stephanie Pulliam joined the Company on March 15, 2021, and was appointed to the position of Executive Vice President, Human Resources on January 1, 2025. Ms. Pulliam was promoted to Vice President, Human Resources in July 2024, after serving as Director, Total Rewards & HR Operations and Director, Total Rewards. Prior to joining the Company, Ms. Pulliam worked for the Central Ohio Transit Authority from April 2012 to March 2021, where she held roles including Compensation & Benefits Manager/EEO Investigation Officer and Benefits Administrator. From October 2006 to April 2012, she was with Rite Rug Company, serving as Human Resources and Payroll Manager and Payroll and Human Resources Coordinator. Ms. Pulliam holds Bachelor’s degrees in Health Management and Psychology from The Ohio State University.

John P. Zimmer

Executive Officer Since: 2013
Age: 60

Education: The Ohio State University (Bachelor’s degree in Business Administration)

John P. Zimmer joined the Company on November 4, 2013 and was appointed to the position of Vice President, Treasurer, Secretary and Chief Financial Officer on November 5, 2013. Mr. Zimmer has more than 35 years of finance and accounting experience. Prior to joining the company, Mr. Zimmer was Chief Financial Officer of Parex Group USA, Inc., a division of Parex Group, a $1 billion manufacturer of construction materials, from 2010 to 2013. Mr. Zimmer also served as Chief Financial Officer of The Upper Deck Company, LLC from 2006 to 2010. Prior to that, Mr. Zimmer was Vice President of Finance for Cardinal Health Pyxis Products, and held senior management roles with SubmitOrder, Inc., Cardinal Health and Deloitte & Touche. Mr. Zimmer has a Bachelor’s degree in Business Administration from The Ohio State University, and is also a Certified Public Accountant (inactive) in the State of Ohio.

The Company is not aware of any family relationships among any of the following persons or any arrangements or understandings pursuant to which those persons have been, or are to be, selected as a director or executive officer of the Company, other than arrangements or understandings with directors or executive officers acting solely in their capacity as directors or executive officers.

EXECUTIVE COMPENSATION

Unless the context requires otherwise, in this Executive Compensation section, including the Compensation Discussion and Analysis and the tables which follow it, references to "we," "us," "our'' or similar terms are to the Company and our subsidiaries.

2024 Summary Executive Compensation Program
The Company's 2024 executive compensation program was designed to increase focus on growth and profitability, consistent with the 2023 program. The components of our compensation program in 2024 were as follows:
•Executive base pay with adjustments in line with market benchmarks.
•Annual short-term incentive plan ("STIP") based on achieving earnings before interest and taxes ("EBIT") and cash flows from operations targets.
•Long-term incentive plan ("LTIP") stock-based compensation awards determined based on performance and market benchmarks.

With customer demand slowing in 2024 more than anticipated due to normalization of supply chains and a return to pre-COVID demand levels in the industries that the Company serves, the Company adjusted its cost structure to reduce costs, which delivered solid profitability and record cash flows from operations in 2024. The Company's 2024 summary financial results compared to 2023 are as follows:
•Net sales decreased 15% in 2024 to $302,378,000 compared to $357,738,000 in 2023.
•Net income of $13,299,000, a decrease of 35%, compared to $20,324,000 in 2023.
•Earnings per share in 2024 of $1.51 compared to $2.31 in 2023.

Financial metrics used to determine management's compensation:
•EBIT decreased by 37% to $16,695,000 from $26,537,000.
•Cash flows from operations increased by 1% to $35,151,000 from $34,842,000.
•Return on capital employed1 of 9.9% in 2024 compared to 16.4% in 2023.

1Return on capital employed is a non-GAAP measure that equals EBIT divided by the sum of Total Stockholders’ Equity plus total long-term debt.

The Company underachieved its targeted adjusted EBIT before STIP by $5.7 million or 21% and overachieved its Operating Cash Flows target by $8.9 million, or 34%. As a result, the Company's STIP payout was 61% of targeted amounts. In 2023, the Company's STIP payout was 126% of target.

The Company awarded long-term stock-based compensation of 100% of the CEO and an average of 80% of the other NEO’s base salary at the time of grant in 2024 and 2023. Beginning in 2023, the Company modified its long-term incentive plan award program. The Company is transitioning its long-term incentive plan award program over a three-year period to eventually consist of 50% performance-based awards, based on meeting set financial targets over a three-year period, and 50% time-based awards. Since the change in the program will delay the number of shares available to vest over each of those three years, the program is being phased in with the percent of each annual award allocated to performance shares increasing each year. In 2023, 2024 and 2025 and thereafter, 10%, 30% and 50% of the Company’s long-term share awards will be performance based, respectively.

Compensation Discussion and Analysis
This compensation discussion and analysis describes the following aspects of our compensation system as it applies to our named executive officers:
•Our compensation philosophy and objectives;
•The means we employ to achieve our compensation objectives, including the establishment of total direct compensation and the mix within that compensation;
•The elements of compensation that are included within total direct compensation, as well as, other compensation items in addition to total direct compensation; and
•The reasons we have elected to pay these elements of compensation to achieve our compensation objectives and how we determine the amount of each element.

Our named executive officers for 2024 are Messrs. Duvall, Zimmer and Palomaki (the "NEOs").

Compensation Philosophy and Objectives
Our compensation philosophy is focused on incentivizing executives primarily through the use of base salary, annual short-term cash incentives and long-term equity-based incentive compensation in order to attract, motivate, reward and retain executives.

The Board of Directors has an articulated compensation philosophy with the following primary objectives:
•Attract, retain and encourage the development of highly qualified and motivated executives;
•Provide compensation that is competitive with our peers and defined marketplace;
•Provide compensation on both an annual and long-term basis and in a fashion that aligns the interests of executives with those of our stockholders in order to create long-term stockholder value; and
•Enhance the connection between our business results and the compensation of executives, linking a material portion of executive compensation with performance.

Means of Achieving Our Compensation Objectives
The three primary components of compensation for our NEOs include base salary, annual cash incentive compensation and long-term equity-based incentive compensation. Our NEOs also participate in our 401(k) plan and receive medical, dental, vision, short-term disability, long-term disability and life insurance benefits consistent with those benefits for our other corporate salaried employees.

Determination of Compensation
Our Compensation Committee reviews, evaluates and recommends compensation policies for our NEOs. All of the Compensation Committee members are familiar with the standard compensation levels in similar industries, and are knowledgeable regarding the current trends for compensating executive officers. The Board of Directors is responsible for the formal determination concerning compensation of NEOs; provided, however, that the Chief Executive Officer is not involved in, and abstains from, all discussions and decisions regarding his compensation as an executive officer. During 2024, the Compensation Committee retained Pearl Meyer & Partners LLC ("Pearl Meyer”) to assist in the review of 2024 compensation programs. In this regard, Pearl Meyer compiled competitive data for base salaries, non-equity compensation, and equity incentive awards from a peer group of companies to be used to benchmark the appropriateness and competitiveness of our executive compensation. During 2024, there were no fees paid to Pearl Meyer for services that were not related to executive or director compensation. The Compensation Committee has assessed the independence of Pearl Meyer pursuant to SEC rules and determined that Pearl Meyer is independent and its work for the Compensation Committee does not raise any conflict of interest. The Compensation Committee also considered each NEOs individual performance, the compensation objectives described above and peer group performance described below in determining compensation. Past stockholder advisory votes are considered by the Compensation Committee as affirmation by our stockholders of the Company's compensation policies and practices with respect to our NEOs.

As part of its duty to review executive officer compensation programs, the Compensation Committee reviews and evaluates the Company's equity incentive programs with consideration of the peer benchmark data and the Board's overall compensation objectives. Stock grants are typically awarded in March in conjunction with performance criteria set by the Board in the first quarter of the first year of a three-year measurement period for performance shares.

Peer Group Analysis
To help facilitate the compensation review and to establish appropriate levels of compensation for directors and NEOs, the Board retained Pearl Meyer, a leading advisor on executive compensation, to compile competitive data for base salaries, non-equity compensation, and equity incentive awards from a peer group of companies. Because our market for executive talent is national, competitive data is reflective of the compensation levels of executives at companies of comparable size and complexity on both the local and national level. In addition, the information that is collected relates to companies with comparable manufacturing operations or geographic representation. The companies reviewed were publicly traded industrial companies in the United States and had median sales of approximately $409 million. The data reviewed for these peer companies was derived from the publicly available SEC filings of these organizations. The companies comprising the peer group reviewed for establishing 2024 compensation levels were as follows:

Ascent Industries	Gentherm Incorporated	Sifco Industries, Inc
CECO Environmental Corp	Graham Corporation	Stoneridge, Inc.
Commercial Vehicle Group	Helios Technologies, Inc.	Strattec Security Corp.
Compx International Inc.	Hurco Companies, Inc.	The Eastern Company
DMC Global Inc.	Manitex International, Inc.	Twin Disc, Incorporated
Dorman Product Inc.	Motorcar Parts of America	Universal Stainless & Alloy
Douglas Dynamics Inc..	Myers Industries, Inc.	UFP Technologies, Inc.
FreightCar America, Inc.

We used this competitive data to determine the applicable market median for executive compensation among the peer group, which serves as a benchmark for analyzing compensation for each of our executive positions. Non-equity compensation and equity awards can vary significantly from year to year in relation to the peer group, depending on the Company's performance in relation to that of the peer group. In years of higher profitability, the short-term incentive (non-equity compensation) and equity amounts awarded to our executive officers may exceed the corresponding market median amounts of our peer group. In contrast, during years of lower profitability the Company's short-term incentive and equity awards may fall below the corresponding market median amounts of our peer group.

We review the market quartiles from our peer group and base our compensation on our NEO's skills, experience and performance. We expect above average performance and our compensation system balances the cost of the compensation program with the expected performance.

An executive's actual total compensation could vary significantly depending upon the relationship between our actual performance and the performance of our peer group, particularly in regard to non-equity compensation. If our results are well above the peer group performance, executives have the opportunity to earn compensation that is well above the relevant market median. Conversely, executives may earn compensation that is well below the relevant market median if our performance is well below peer group levels.

Compensation Mix
We compensate our CEO and other NEOs through a combination of base salary, the opportunity for short-term incentive compensation and long-term equity-based incentive compensation. The amount of total direct compensation for our CEO and other NEOs is allocated among the various types of compensation in a manner designed to achieve our overall compensation objectives as described above.

Elements of Direct Compensation

Direct Compensation Element	Description	Additional Details
Base Salary	Provide predictable level of current income for our NEOs.	•Designed to attract and retain qualified executives. •Adjustments, if any, approved by the Board on an annual basis.
Short-term Incentive Program	Annual program for all salaried employees, including CEO and other NEOs, designed to align with stockholder interests by directly tying cash incentive payments to our overall financial performance.	•Each NEO has a STIP target as a percent of base salary. •The NEO's target decreases and increases based on Company performance compared to targets set by the Board at the beginning of the year.
Long-Term Stock-Based Compensation
Restricted Stock - Time and Performance Based Vesting	Granted to our CEO, other NEOs and other key managers.
•No shares vest until a recipient’s third anniversary with the Company.
•For participants 65 years of age and older, grants vest over a one-year period.
•Accelerated vesting upon death, disability or termination in connection with a "change-in-control".
•Award based on percentage of recipient’s base salary.
•Shares granted based on the award value divided by the Company's average of the high and low share price on the grant date.

Restricted Stock - Time Based Vesting Only
•Vests in three equal installments over the next three years following the grant date.
•70% of NEOs and Vice President recipients total restricted stock grant in 2024.
•Beginning in 2023, over a three-year period, the Company is transitioning to 50% performance-based vesting set by the Board at the date of grant. The Company will transition to the 50% level by 2025.

Long-Term Stock-Based Compensation Continued
Restricted Stock - Performance Based Vesting Only
•Vests 100% on third anniversary of original grant date.
•Vesting is subject to meeting performance goals set at grant date.
•Performance goals consist of Earnings Before Interest and Tax as a percent of sales and Return on Capital Employed targets.
•30% of NEOs and Vice President recipients total restricted stock grant in 2024.
•Beginning in 2023, over a three-year period, the Company is transitioning to 50% performance-based vesting set by the Board at the date of grant. The Company will transition to the 50% level by 2025.

2024 Compensation Mix for CEO and NEOs
The annual short-term incentive and long-term equity-based incentive components ("Variable Compensation”) target was 64% and 60% of the CEO and other NEOs overall direct compensation, respectively, with the remaining 36% and 40% relating to base salary. In years of higher profitability, the short-term incentive and long-term equity amounts awarded to our executive officers could result in a compensation mix higher than our target. In contrast, during years of lower profitability our compensation mix of short-term incentive and long-term equity amounts could result in a compensation mix lower than our target.

Actual 2024 compensation consisted of the following mix:

The resulting compensation mix related to Variable Compensation for our CEO and other NEOs for 2024 was approximately 62% and 56%, respectively. Salary and other compensation for our CEO and other NEOs for 2024 was approximately 38% and 44%, respectively. The Board considered the resulting compensation mix reasonable and appropriate in light of the performance achieved and the market amounts from our peer group.

Base Salary
We use base salaries to provide predictable level of current income for our CEO and other NEOs. Our base salaries are designed to assist in attracting, retaining and encouraging the development of qualified executives. The amount of each executive's annual base salary is based on that executive’s position, skills and experience, individual performance and the salaries of executives with comparable positions and responsibilities at peer companies. When establishing base salaries for our CEO and other NEOs, we do not consider awards previously made, including equity-based awards under our long-term incentive or short-term incentives plans. Base salary adjustments are approved by the Board, based upon recommendations of the Compensation Committee.

The Compensation Committee typically reviews officer compensation on an annual basis, and upon a new executive officer being appointed.

Base salaries for our NEOs were increased in June 2024 by 3.5%.

Short-term Incentive Plan ("STIP")

2024 STIP
The Company's STIP provided all salaried personnel with a target STIP percentage award of base pay based on an individual's position. The target STIP percentage for our CEO and other NEOs were as follows:

Position	STIP Target Percentage of Base Salary
CEO	100%
NEO	80%

The actual STIP payment percentage in 2024 could increase or decrease based on Company's actual performance compared to performance targets set by the Board. If the Company meets less than 65% of performance targets no payout related to that target is made. If the Company exceeds a performance target by 50% the STIP payment percentage could reach its maximum level of 150% of the target STIP percentage for the specific performance target. The STIP payment percentage incrementally increases for performance achievement between 65% and 150% of performance targets.

The Board set the following performance targets for 2024 (in thousands):

Measurement	Target Amount	Weight
EBIT (before STIP)	$27,247	75%
Operating Cash Flows	$26,271	25%

The Company's full year achievement of the targets are as follows (in thousands):

Measurement	Actual Amount	Actual Weight
EBIT (before STIP)[1]	$21,550	40%
Operating Cash Flow	$18,879	134%
1.EBIT was adjusted for non-budget cost related to foreign currency translation expense of $1,170,000 and severance costs of $1,202,000.

Based on performance, the Company achieved 61% of targeted STIP. Total STIP payments were $2.5 million with 35% being allocated to the NEOs.

The STIP Payout for our CEO and other NEO are as follows:

Position	Target STIP	Achievement	Payout Level (as a percent of base salary)
CEO	100%	61.3%	61.3%
NEO	80%	61.3%	49.0%

2023 STIP
The Company's STIP provides all salaried personnel with a target STIP percentage award of base salary based on an individual's position. The target STIP percentage for our CEO and other NEOs are as follows:

Position	STIP Target Percentage of Base Salary
CEO	100%
NEO	80%

The actual STIP payment percentage in 2023 can increase or decrease based on Company's actual performance compared to performance targets set by the Board. If the Company meets less than 65% of performance targets no payout related to that target is made. If the Company exceeds a performance target by 50% the STIP payment percentage reaches its maximum level of 150% of the target STIP percentage for the specific performance target. The STIP payment percentage incrementally increases for performance achievement between 65% and 150% of performance targets.

The Board set the following performance targets for 2023 (in thousands):

Measurement	Target Amount	Weight
EBIT (before STIP)	$24,503	75%
Operating Cash Flow	$24,767	25%

The Company's full year achievement of the targets are as follows (in thousands):

Measurement	Actual Amount	Actual Weight
EBIT (before STIP)	$31,497	122%
Free Cash Flow	$34,424	138%
Based on performance, the Company achieved 126% of targeted STIP. Total STIP payments were $4.9 million with 36% being allocated to the NEOs.

The STIP Payout for our CEO and other NEO are as follows:

Position	Target STIP	Achievement	Payout Level (as a percent of base salary)
CEO	100%	126%	126%
NEO	80%	126%	101%

Long-Term Stock-Based Compensation
The Board administers the Core Molding Technologies, Inc. 2021 Long-Term Equity Incentive Plan (as amended, the "2021 Plan"). The 2021 Plan replaced, with stockholder approval, the 2006 Long-Term Equity Incentive Plan (the "2006 Plan") on May 13, 2021. The 2021 Plan allows for the grant of incentive and nonqualified stock options, restricted stock, stock appreciation rights, performance shares, performance units and other awards.

The Board also administers the Core Molding Technologies, Inc. Employee Stock Purchase Plan (as amended by the stockholders in 2023, the "Stock Purchase Plan"). The Stock Purchase Plan provides eligible employees, including NEOs, with the opportunity to acquire our common stock at a discounted purchase price, and thereby develop a further incentive for such individuals to share in our future success and further link and align the personal interests of such individuals to those of our stockholders.

The 2021 Plan and the Stock Purchase Plan are the primary methods for providing stock-based compensation to our NEOs.

Pursuant to the 2021 Plan, the Board of Directors have established an equity award program. The Compensation Committee reviews and considers equity incentive awards as part of its duty to review executive officer compensation programs. The Company makes equity awards at the March Board meeting in conjunction with setting financial performance targets for performance share awards. From time to time, we also may grant awards in connection with new hires and promotions at the time of those events.

In order to further link performance with compensation, beginning in 2023, the Company transitioned to allocating a portion of annual long-term awards with vesting based on performance criteria set by the Board in the first quarter of a three-year measurement period. The Company is transitioning over a three-year period to long-term awards for its CEO and other NEOs which will be 50% performance-based and 50% time-based. Since the change in the program will delay the number of shares available to vest over each of the three years during the transition, the program is being phased in with the percent of each annual award allocated to performance shares increasing each year. In 2023, 10% of the Company's annual share awards were performance-based, in 2024 30% of the Company’s annual share awards were performance-based and in 2025 and thereafter 50% of the Company’s annual share awards will be performance-based. We do not grant option awards and no longer grant SARs; therefore, the Company does not have a policy on the timing of awarding option-like awards in relation to the disclosure of material nonpublic information.

Restricted Stock: Equity grants are based on Company targets, stock price, Company performance in the year immediately preceding the grant and the recipient's achievement of individual performance expectations. Award value, as a percent of annual base salary, made to the CEO and other NEOs were as follows:

	2024 Shares Awarded as Percent of Base Salary			2023 Shares Awarded as Percent of Base Salary
Executive	Performance Based	Time Based	Total	Performance Based	Time Based	Total
David Duvall	30%	70%	100%	10%	90%	100%
John Zimmer	24%	56%	80%	9%	76%	85%
Eric Palomaki	24%	56%	80%	8%	72%	80%

The Company's equity grants are part of the overall compensation mix for the NEOs and the Board believes that the current equity awards for each NEO help to achieve the Company's overall compensation objectives of incentivizing executives in order to attract, motivate and reward their efforts on behalf of the Company and its stockholders and sufficiently aligns the interests of the Company's NEOs with stockholders in order to achieve long-term growth.

In establishing the award levels for equity grants in 2024 and 2023, the Board did not consider the equity ownership levels of the recipients or compensation previously paid, including prior equity awards that were fully vested. The Board's primary focus in granting such equity awards is to focus on retention of executives in light of prevailing competitive conditions and to motivate executives in ways that support our strategic direction.

Time Vested Restricted Stock: In 2024 and 2023, the Board granted our CEO, other NEOs, directors and other key managers shares of restricted common stock pursuant to the 2021 Plan. To reinforce the commitment to long-term results and retain named executive officers, each restricted stock grant vests over a period of time determined at the date of grant. Vesting of all shares granted accelerates upon death, disability or "change-in-control" (as described in the 2021 Plan). Restricted shares granted are determined based on the award value divided by the Company's average of the high and low share price on the grant date.

Time based vesting restricted stock awards made to the CEO and other NEOs in 2024 and 2023 at the date of grant were as follows:

	2024		2023
	Restricted Stock Shares	Restricted Stock Value	Restricted Stock Shares	Restricted Stock Value
David Duvall	26,825	$514,500	37,634	$601,200
John Zimmer	13,314	$255,400	20,199	$322,700
Eric Palomaki	11,562	$221,800	16,856	$269,300

Performance-Based Restricted Stock: In order to further link performance with compensation, beginning in 2023, the Company transitioned to allocating a portion of annual long-term awards with vesting based on performance criteria set by the Board in the first quarter of a three-year measurement period. The Company is transitioning over a three-year period to long-term awards for its CEO and other NEOs which will be 50% based on performance and 50% based on time. Since the change in the program will delay the number of shares available to vest over each of the three years during the transition, the program is being phased in with the percent of each annual award allocated to performance shares increasing each year. In 2023, 10% of the Company's annual share awards were performance based, in 2024 30% of the Company’s annual share awards were performance based and in 2025 and thereafter 50% of the Company’s annual share awards will be performance based. Vesting of all shares occurs upon the third anniversary of the grant date of the shares based on meeting financial performance targets set by the Board at the time of the award grant. Share awards accelerate upon death, disability or "change-in-control" (as described in the 2021 Plan) based on an assumed performance achievement of 100% of target. Restricted share grants are determined based on the award value divided by the Company's average of the high and low share price on the grant date.

Performance-based restricted stock awards made to the CEO and other NEOs in 2024 and 2023 at the date of grant were as follows:

	2024		2023
	Performance Restricted Stock Shares	Performance Restricted Stock Value	Performance Restricted Stock Shares	Performance Restricted Stock Value
David Duvall	11,496	$220,500	4,182	$66,800
John Zimmer	5,706	$109,400	2,244	$35,800
Eric Palomaki	4,955	$95,000	1,873	$29,900

Employee Stock Purchase Program. We maintain the Stock Purchase Plan, as referenced above, under which all of our United States employees, including our NEOs, are permitted to participate. Accumulated employee elective payroll deductions are used to purchase shares of our common stock quarterly on or about January 1, April 1, July 1 and October 1 at a 15% discount to the average of the high and low trading price of the common stock on the NYSE American on the last business day of the fiscal quarter of the plan. The Board believes that this broad based plan encourages stock ownership by our employees.

Other Elements of Compensation
Benefits. We provide our NEOs with medical, dental, vision, short-term disability, long-term disability and life insurance benefits under the same programs used to provide benefits to our other United States based salaried employees.

40l(k) Plan. We maintain a defined contribution tax-qualified retirement plan called the "Core Molding Technologies, Inc. 401(k) Retirement Savings Plan" (the "401(k) Plan"), which provides for broad-based employee participation, including for our NEOs. The 40l(k) Plan is designed to encourage savings for retirement, as we do not maintain a defined benefit plan that provides a specified level of income following retirement for NEOs or other employees.

The Company provides 401(k) Plan benefits for all employees, including our NEOs. Under the 401(k) Plan, all of our eligible employees, including our NEOs, may contribute earnings on a pre-tax basis to the 401(k) Plan up to the maximum limit then in effect under applicable law, and receive matching contributions from us that are subject to vesting over time. The matching contribution equals 100% of the first 3% and 50% of the next 2% of earnings deferred by each participant to the 401(k) Plan, which includes all salary and wages that are subject to income tax withholding (except for disqualifying dispositions of incentive stock options and vesting of restricted stock awards). In addition, we make an annual Board discretionary employer contribution equal up to 2.5% of each participant's base salary.

We offer the 401(k) Plan because it provides our employees, including our NEOs, with a way to save for retirement. We evaluate the 40l(k) Plan for competitiveness in the marketplace from time to time, but we do not anticipate taking the level of benefits provided into account in determining our executives' overall compensation packages in the coming years.

Perquisites. In general, we believe that perquisites should not constitute a consequential portion of any NEOs’ compensation. As a result, any perquisites received by the Company's NEOs were de minimis, and none of the Company's NEOs received perquisites in excess of $1,000.

Stock Ownership Guidelines. The Company has established share ownership guidelines for our CEO and NEOs to better align our executives’ interest with our stockholders. The guidelines provide that the executives must maintain Company shares equal in market value to a multiple of base salary. The executives have a five-year accumulation period starting on the date of their first equity related compensation while in an executive position. The Company stock ownership guidelines for our executives are as follows:

Position	Ownership Requirement (Multiple of base salary)
CEO	3x
NEO	2x

As of December 31, 2024, our CEO and NEOs have met their ownership requirements. The Company does not include unvested performance shares in the computation of share ownership.

2024 Say on Pay Results. The Compensation Committee gives significant weight to the advisory vote on executive compensation (say on pay) vote. At the 2024 annual meeting of stockholders, approximately 97% of the votes cast were in favor of the say on pay advisory proposal. Considering the level of stockholder support of the Company’s executive compensation practices the Company decided to maintain its general philosophy on pay for 2025. The Compensation Committee recognizes the ever-evolving compensation landscape and will continue to monitor stockholder feedback on this subject.

Compensation Clawback Policy. In 2023, the Board of Directors adopted a new clawback policy, which applies to our current and former executive officers and mandates the recovery of any erroneously awarded incentive-based compensation in the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws. Pursuant to the policy, the Board mandates reimbursement or forfeiture of any excess incentive-based compensation received by any executive officer during the three (3) completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement based on the erroneous data over the incentive-based compensation that would have been paid to the executive officer had it been based on the restated results, as determined by the Board. The policy requires the Board to recover any excess incentive-based compensation by a method determined in its sole discretion, unless such recovery would be impracticable, as determined by the Board in accordance with Rule 10D-1 or the applicable NYSE American rules.

Executive Severance and Employment Arrangements. We have entered into executive employment and/or severance agreements with each NEOs that specify payments in the event the executive officer's employment is terminated under certain circumstances. We believe that such agreements serve to assure the stability and continuity of our executive officers upon, among other things, the occurrence of any change in control event, as well as to assure the effectiveness of existing retention and incentive features of the Company's compensation program. See further disclosure below under "Potential Payments Upon Termination or Change in Control" for more information.

Conclusion
Our compensation programs are designed and administered in a manner consistent with our executive compensation philosophy and objectives. Our programs emphasize the retention of key executives and appropriate rewards for results. Our Compensation Committee monitors these programs in recognition of the marketplace in which we compete for talent, and will continue to emphasize pay-for-performance and equity-based incentive programs that reward our NEOs for results that are consistent with our stockholders' interests.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based upon our review and discussion with management, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company's Annual Report on Form 10-K for the year ended December 31, 2024.

Compensation Committee
Andrew O. Smith, Chairman
Thomas Cellitti
Ralph O. Hellmold
Salvador Miñarro

Summary Compensation Table
The table below summarizes the total cash and non-cash compensation paid or earned by each named executive officer for the years ended December 31, 2024, 2023 and 2022.

The Company has entered into employment agreements with the named executive officers and has entered into certain executive severance agreements as further described below under "Potential Payments upon Termination or Change of Control." Additional information related to each component of compensation for each named executive officer is provided above in the Compensation Discussion and Analysis.

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation (4) ($)	Total ($)

David L. Duvall President and Chief Executive Officer	2024 2023 2022	749,347 705,880 645,011	- - -	734,997 668,000 668,000	459,349 892,233 630,894	22,425 21,450 19,625	1,966,118 2,287,563 1,963,530

John P. Zimmer EVP, Chief Financial Officer	2024 2023 2022	464,901 442,092 410,865	- - -	364,804 358,500 296,800	227,987 447,043 320,656	22,425 21,450 19,625	1,080,117 1,269,085 1,047,946

Eric Palomaki Chief Operating Officer	2024 2023 2022	419,505 386,438 361,299	- - -	316,796 299,200 261,800	205,725 390,766 282,964	22,425 21,450 19,625	964,451 1,097,854 925,688

(1)The column for “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” has been omitted from this table because no compensation is reportable thereunder.

(2)The amounts in the Stock Awards column reflect the aggregate fair value of restricted stock awards and performance stock awards at target level of performance, based on the fair value on the date of grant, in accordance with FASB ASC Topic 718. Assumptions used in the calculation of this amount are included in the footnote entitled "Stock Based Compensation" to the Company's audited financial statements for the years ended December 31, 2024, 2023, and 2022 included in the Company's Annual Reports on Form 10-K as filed with the SEC. The ASC Topic 718 grant date fair value of the performance stock awards granted in 2024 at maximum level of performance are as follows: Mr. Duvall $330,739, Mr. Zimmer $164,161 and Mr. Palomaki $142,555.

(3)The amounts in the Non-Equity Incentive Plan Compensation column represent compensation awarded to our named executive officers under the Company's annual short-term incentive plan. Such compensation is earned by the named executive officers based upon the Company's financial performance as described in the "Compensation Discussion and Analysis" section above. The amounts in this column were earned for the years ended December 31, 2024, 2023, and 2022 and were paid to each named executive officer in the year following the year earned.

(4)The amounts in All Other Compensation include contributions by the Company to its 401(k) Plan for salaried employees. The Company makes contributions to its 40l(k) Plan in several ways. These contributions are made on earnings up to annual limitations set by the Internal Revenue Service. For more information on our 401(k) Plan, see "401(k) Plan" section of our Compensation Discussion and Analysis on page 26 of this Proxy Statement. Matching contributions for the year ended December 31, 2024 were $13,800 for Mr. Duvall, Mr. Zimmer and Mr. Palomaki. Retirement contributions during the year ended December 31, 2024 were $8,625 for Mr. Duvall, Mr. Zimmer and Mr. Palomaki. Matching contributions for the year ended December 31, 2023 were $13,200 for Mr. Duvall, Mr. Zimmer and Mr. Palomaki. Retirement contributions during the year ended December 31, 2023 were $8,250 for Mr. Duvall, Mr. Zimmer and Mr. Palomaki. Matching contributions for the year ended December 31, 2022 were $12,000 for Mr. Duvall, Mr. Zimmer and Mr. Palomaki. Retirement contributions during the year ended December 31, 2022 were $7,625 for Mr. Duvall, Mr. Zimmer, and Mr. Palomaki.

Outstanding Equity Awards at December 31, 2024

Name	Year	Number of Shares or Units of Stock that Have Not Vested(1) (#)	Market Value of Shares of Units of Stock that Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested(2) (#)

David L. Duvall	2024	26,825	$443,686	11,496	$190,144
	2023	25,089	$414,972	4,182	$69,170
	2022	21,410	$354,121	—	—

John P. Zimmer	2024	13,314	$220,214	5,706	$94,377
	2023	13,466	$222,728	2,244	$37,116
	2022	9,513	$157,345	—	—

Eric L. Palomaki	2024	11,562	$191,235	4,955	$81,956
	2023	11,238	$185,877	1,873	$30,979
	2022	8,391	$138,787	—	—

(1)No restricted stock awards vest prior to a recipient’s third anniversary of employment with the Company. Subject to the three-year anniversary vesting requirement, all restricted stock award grants vest one-third each year after they are issued, assuming required stock ownership thresholds are met, as further described above in "Compensation Discussion and Analysis." Mr. Duvall, Zimmer and Palomaki have met the three-year anniversary and the ownership requirements of the plan for all unvested grants.

(2)Represents unvested restricted stock awards granted in 2022, 2023 and 2024. The market value of the stock awards is based on the closing sales price of the Company's common stock on the NYSE American stock exchange as of the last business day of the year ended December 31, 2024, which was $16.54 per share.

(3)Represents performance shares granted in 2023 and 2024 at target amounts, that may range from 0% to 150% based on performance, which are earned and payable following the end of the three-year performance period that concludes on December 31, 2026 and 2027, respectively. The market value of the performance stock awards is based on the closing sales price of the Company's common stock on the NYSE American as of the last business day of the year ended December 31, 2024, which was $16.54 per share.

Potential Payments upon Change in Control or Termination

We have entered into employment agreements with each of our named executive officers that provide for, in the circumstances set forth below, certain benefits upon the occurrence of a change in control. The following describes the payments that each named executive officer would receive upon the occurrence of the events set forth below.

Payments upon a Termination in connection with a Change in Control
In the event of a change of control if the Company terminates our NEOs employment without cause or the NEOs terminates employment for good reason, the NEOs will be entitled to receive, as severance:
•Accrued but unpaid base salary through the date of termination;
•Accrued and unused vacation pay;

•Any earned but unpaid amounts arising under such NEOs’ participation in the Company's compensation plans and programs prior to the termination;
•In lieu of any further salary payments for periods subsequent to the date of termination, a lump-sum payment equal to 2.99 times the sum of (a) the average of base salary as reported on such named executive officer's W-2 form for the 5 calendar years prior to the year in which termination occurs and (b) the average of the cash short term incentive payments ("STIP") earned by the executive officer as reported on the executive officer's W-2 form for the 5 calendar years prior to the year in which such termination occurs; provided, however that the sum of the amounts in clauses (a) and (b) above shall not exceed 2.99 times of the base amount as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, or any successor provision; and
•A cash severance equal to the market value of all unvested shares determined using the closing price of Company's common stock as of the date of Executive's termination.

Payments upon a Termination not in connection with a Change in Control
If the Company terminates the employment of the NEO without cause or if the NEO terminates employment for good reason, within the agreement's specified period, the applicable NEO shall be entitled to:
•Full base salary earned through date of termination at the rate then in effect at the time notice for termination is given;
•Accrued and unused vacation pay;
•Any earned but unpaid amounts arising under such NEO's participation in the Company's compensation plans and programs prior to the termination;
•Twenty-four months of continued compensation for the CEO and twelve months of continued compensation for other NEOs;
•If such termination occurs before the completion of an applicable measuring period, NEO will receive the full target incentive award amount of the STIP NEO would have received had NEO continued to be employed through the end of such period; and
•A cash severance equal to the market value of all unvested shares determined using the closing price of Company's common stock as of the date of Executive's termination.

As used above, the terms "cause," "good reason," and "change in control" shall have the meaning ascribed to such terms in the Executive's employment agreement.

Restricted Stock. Assuming the employment of a named executive officer was terminated due to death or disability, as of December 31, 2024, each named executive officer would be entitled to accelerated vesting of unvested restricted stock awards. In the event of a Change in Control, each named executive officer would be entitled to accelerated vesting of unvested restricted stock awards on the date of consummation of the Change in Control. All named executive officers who terminate for any other reason shall forfeit all rights to any unvested restricted stock awards.

Performance Restricted Stock. Assuming the employment of a named executive officer was terminated due to death or disability, as of December 31, 2024, each named executive officer would be entitled to accelerated vesting of the performance shares based on 100% achievement of the performance measures of the award at target level. In the event of a Change in Control, the performance shares vest on the date of consummation of the Change in Control at an award level based on 100% achievement of the performance measures of the award at target level. In the event a Change in Control occurs after the end of a performance period but prior to the vesting date, the performance shares that have not been previously cancelled and forfeited will become fully vested and payable, based on the Company's actual achievement of the performance measures during the Performance Period. All named executive officers who terminate for any other reason shall forfeit all rights to any unvested performance stock awards.

Pay Versus Performance

As required by Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive "compensation actually paid" (as defined by SEC rules) and certain financial performance metrics of the Corporation for the last three fiscal years. In determining the "compensation actually paid" to our named executive officers, we are required to make various adjustments to amounts that have been reported in the Summary Compensation Table in previous years, as the SEC's valuation methods for this section differ from those required in the Summary Compensation Table. The table below summarizes compensation values both as previously reported in our Summary Compensation Table, as well as the adjusted values required in this section for 2024, 2023 and 2022. The Compensation Committee did not rely on the pay versus performance disclosure when making its incentive compensation decisions.

The following table sets forth information concerning the compensation of our principal executive officer, or "PEO," and, on an average basis, the compensation of our other named executive officers, or "non-PEO NEOs," for each of the years ending December 31, 2024, 2023 and 2022, as such compensation relates to our financial performance for each such year. The PEO for each of the years presented within the following tables was David L. Duvall, President and Chief Executive Officer. The non-PEO NEOs for each of the years presented were John P. Zimmer, EVP and Chief Financial Officer, and Eric Palomaki, Chief Operating Officer.

	Summary Compensation Table for PEO	Compensation Actually Paid to PEO	Average Summary Compensation Table for non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs	Value of Initial Fixed $100 Investment Based On Core Molding Technologies, Inc.	Net Income
2024	$1,966,118	$1,867,752	$1,022,284	$955,917	$89.26	$13,299,000
2023	$2,287,563	$3,403,077	$1,183,470	$1,551,475	$142.65	$20,324,000
2022	$1,963,530	$2,665,682	$986,817	$1,193,100	$153.18	$12,203,000

Reconciliation of Summary Compensation Table and Compensation Actually Paid

	2024		2023		2022
	PEO	Non-PEO NEOs	PEO	Non-PEO NEOs	PEO	Non-PEO NEOs
Total Compensation from Summary Compensation Table	$1,966,118	$1,022,284	$2,287,563	$1,183,470	$1,963,530	$986,817
Adjustments for Equity Awards
Adjustment for grant date values in Summary Compensation Table	(735,000)	(340,800)	(668,000)	(328,850)	(668,000)	(279,297)
Year-end fair value of unvested awards granted in the current year	633,829	293,891	774,850	381,468	834,360	348,853
Year-over-year difference of year-end fair values for unvested awards granted in prior years	(100,856)	(46,491)	444,890	133,389	434,352	109,057
Difference in fair values between prior year-end fair values and vest date fair values for awards granted in prior years(1)	103,661	27,033	563,774	181,998	101,440	27,670
Compensation Actually Paid	$1,867,752	$955,917	$3,403,077	$1,551,475	$2,665,682	$1,193,100

(1) Change in Market is for any period the award was unvested. Once award vests, the award is excluded from the calculation.

The Company targets 64% and 60% of the PEO and non-PEO NEOs compensation, respectively, to be performance based. The Company's STIP and LTIP compensation is structured to be impacted by financial performance and cash flows which impact stockholder return. For a description of the Compensation Committee's processes, policies, and considerations when setting compensation and evaluating performance, please see the "Compensation Discussion and Analysis" beginning on page 17 of this Proxy Statement.

In 2024 the PEO and non-PEO NEOs compensation actually paid ("CAP") reflects the Company's lower operational performance and total stockholder return.

CAP Compared to Shareholder Return
$4,000,000
$3,500,000
$3,000,000
$2,500,000
$2,000,000
$1,500,000
$1,000,000
$500,000
$-
CAP
180.00
160.00
140.00
120.00
100.00
80.00
60.00
40.00
20.00
0.00
TSR Based on Initial $100 Investment
2022
2023
2024
Actual Compensation Paid NEO
Actual Compensation Paid - PEO
Total Share Holder Return

CAP Compared to Net Income
$4,000,000
$3,500,000
$3,000,000
$2,500,000
$2,000,000
$1,500,000
$1,000,000
$500,000
$-
CAP
$25,000,000
$20,000,000
$15,000,000
$10,000,000
$5,000,000
$-
Net Income
2022
2023
2024
Actual Compensation Paid NEO
Actual Compensation Paid - PEO
Net Income

DIRECTOR COMPENSATION

The Company uses a combination of cash and equity-based incentive awards to attract and retain qualified candidates to serve on the Board of Directors. The Compensation Committee reviews annually the adequacy and competitiveness of the amount of the annual director's fee and committee fees and makes adjustments as it deems appropriate. As previously noted, the Board engaged Pearl Meyer to complete a comprehensive compensation survey, which included peer group analysis of non-employee director compensation. In June 2024, the Compensation Committee reviewed this survey information.

The non-employee directors are compensated on an annual basis as follows:

Cash Compensation	Annual Compensation (paid quarterly)
Director Fee (excluding Chairman)	$81,500
Chairman Director Fee	$119,500
Audit Committee Chairman Fee	$8,000
Compensation Committee Chairman Fee	$5,000
Nominating and Corporate Governance Committee Chairman Fee	$5,000

In March 2024, the Board granted our non-employee directors shares of restricted common stock equivalent to the approximate value of one year's cash compensation, pursuant to the 2021 Plan. No restricted stock award grants vest prior to a director's third anniversary of service with the Company. For directors age 64 and younger, each restricted stock grant vests in three (3) equal installments over the next three (3) years following the date of the grant. For directors 65 and older, each restricted stock grant vests in one installment upon the one year anniversary of the grant date. Vesting of restricted stock grants accelerates upon death, disability or "change-in-control" (as described in the 2021 Plan). Awards made to non-employee directors in 2024 were as follows:

Director	Restricted Stock Awards
Thomas R. Cellitti	6,022
Ralph O. Hellmold	4,106
Matthew E. Jauchius	4,523
Sandra L. Kowaleski	4,367
Salvador Miñarro	4,106
Andrew O. Smith	4,367

Stock Ownership Guidelines. The Company has established share ownership guidelines for our non-employee directors to better align our directors’ interest with our stockholders. The guidelines provide that the non-employee directors must maintain Company shares equal in market value to a multiple of cash compensation. The non-employee directors have a five-year accumulation period starting on the date of their first equity related compensation while in a director position. The Company stock ownership guidelines for our directors is as follows:

Position	Ownership Requirement (Multiple of cash compensation)
Director	3x

As of December 31, 2024, all non-employee directors have met their ownership requirements, except for Salvador Miñarro, whose ownership requirement will begin in March 2029.

The table below summarizes the compensation paid by the Company to non-employee directors for the year ended December 31, 2024.

Name and Principal Position(1)(2)	Fees Earned or Paid in Cash ($)	Restricted Stock Awards(3) ($)	Total ($)
Thomas R. Cellitti	117,482	115,502	232,984
Ralph O. Hellmold	80,130	78,753	158,883
Matthew E. Jauchius	88,130	86,751	174,881
Sandra L. Kowaleski	85,130	83,759	168,889
Salvador Miñarro	80,130	78,753	158,883
Andrew O. Smith	85,130	83,759	168,889

(1)The columns for “Bonus”, “Non-Equity Incentive Plan Compensation”, “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” and “All Other Compensation” has been omitted from this table because no compensation is reportable thereunder.

(2)David L. Duvall, the Company's current President and Chief Executive Officer during the year ended December 31, 2024 is not included in this table, as he was an employee of the Company and thus received no compensation for his service as a director. The compensation received by Mr. Duvall as an employee of the Company is shown above in the Summary Compensation Table.

(3)The amounts in the Restricted Stock Awards column reflect the aggregate fair value of restricted stock awards based on the fair value on the date of grant, in accordance with FASB ASC Topic 718. Assumptions used in the calculation of this amount are included in the footnote entitled "Stock Based Compensation" to the Company's audited financial statements for the year ended December 31, 2024 included in the Company's Annual Reports on Form 10-K as filed with the SEC.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the following persons to file initial statements of beneficial ownership on a Form 3 and changes of beneficial ownership on a Form 4 or Form 5 with the Securities and Exchange Commission and to provide the Company with a copy of those statements:

•executive officers and directors of the Company; and

•persons who beneficially own more than 10% of the issued and outstanding shares of common stock of the Company.

Based solely upon a review of the reports furnished to us, or written representations from reporting persons that all other reportable transactions were reported, we believe that during the year ended December 31, 2024, our directors, executive officers and greater than 10% stockholders timely filed all reports they were required to file under Section 16(a), with the exception of: (1) four Forms 4 unintentionally filed late on behalf Renee Anderson, David Duvall, Eric Palomaki and John Zimmer reporting withholding of shares of stock to satisfy tax obligations in connection with vesting of restricted stock on May 10, 2024 and (2) one Form 4 unintentionally filed late on behalf Renee Anderson reporting a sale of stock on August 30, 2024.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of three directors, none of whom is an employee of the Company. The Audit Committee is governed by a charter as reassessed and approved by the Board of Directors on March 11, 2025. In accordance with its written charter, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.

During the year ended December 31, 2024, the Audit Committee met four times. The Audit Committee discussed the interim financial information contained in quarterly earnings announcements with both management and the independent registered public accounting firm, Crowe LLP ("Crowe"), prior to the public release of quarterly information.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from Crowe a formal written statement describing all relationships between Crowe and the Company that might bear on Crowe's independence consistent with Independence Standards Board Standard No. 1 "Independence Discussions with Audit Committees," discussed with Crowe any relationships that may impact their objectivity and independence, and satisfied itself as to their independence. The Audit Committee also discussed with management and Crowe the quality and adequacy of the Company's internal controls. The Audit Committee reviewed with Crowe their audit scope and their identification of audit risks.

The Audit Committee discussed and reviewed with Crowe all communications required by auditing standards generally accepted in the United States of America, including those matters required by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the PCAOB in Rule 3200T, and, with and without management present, discussed and reviewed the results of Crowe's examination of the financial statements. Management also discussed with Crowe those matters required to be discussed under the regulations of the SEC and U.S. Public Company Accounting Oversight Board.

The Audit Committee reviewed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2024, with management and Crowe. Management has the responsibility for the preparation of the Company's financial statements and Crowe has the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the Company's audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2024, for filing with the Securities and Exchange Commission.

Audit Committee
Matthew E. Jauchius, Chairman
Ralph O. Hellmold
Andrew O. Smith

OWNERSHIP OF COMMON STOCK

Beneficial Owners
The table below sets forth, to the knowledge of the Company, the only beneficial owners, as of March 21, 2025 of more than 5% of the outstanding shares of common stock of the Company.

Number of Shares of Common Stock Beneficially Owned

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
GAMCO Asset Management Inc.	848,532(2)	9.2%
Gabelli Funds, LLC
GAMCO Asset Management Inc.
Teton Advisors, Inc.
MJG Associates, Inc.
One Corporate Center
Rye, NY 20580

Renaissance Technologies LLC	495,718(3)	5.4%
800 Third Ave
New York, NY 10022

BlackRock, Inc.	480,061(4)	5.2%
50 Hudson Yards
New York, NY 10001

(1)The "Percent of Class" computation is based upon the total number of shares beneficially owned by the named person or group divided by the sum of 9,258,054 shares of common stock outstanding on March 21, 2025.

(2)The information presented is derived from Amendment No. 22 to Schedule 13D, as filed with the SEC on May 01, 2024 by Mario J. Gabelli and certain entities which he directly or indirectly controls or for which he acts as chief investment officer, including Gabelli Funds, LLC, GAMCO Asset Management, Inc. Teton Advisors Inc. and MJG Associates, Inc. According to the Schedule 13D filing, of these 848,532 shares of Common Stock, 312,500 shares are beneficially owned by Gabelli Funds, LLC, 407,232 shares are beneficially owned by GAMCO Asset Management, Inc., 123,800 shares by Teton Advisors Inc., and 5,000 shares are beneficially owned by MJG Associates, Inc., as the parent company of GAMCO Investors, Inc., GAMCO Investors, Inc., as the parent company of the foregoing entities, and Mario Gabelli, as the majority stockholder of GGCP, Inc. may be deemed to have beneficial ownership of the 848,532 shares owned beneficially by Gabelli Funds, LLC, GAMCO Asset Management, Inc., Teton Advisors Inc. and MJG Associates, Inc., except as otherwise provided in the Schedule 13D filing, each entity has the sole power to vote or direct the vote and sole power to dispose or to direct the disposition of the shares reported for it, either for its own benefit or for the benefit of its investment clients or its partners, as the case may be as of April 30, 2024.

(3)The information presented is derived from Amendment No. 6 to Schedule 13G, as filed with the SEC on February 13, 2024, by Renaissance Technologies LLC. According to the Schedule 13G filing, Renaissance Technologies LLC beneficially owns 516,764 shares of common stock of the Company, has sole voting power over 516,764 of those shares and sole dispositive power over the entire amount beneficially owned, as of December 29, 2023.

(4)The information presented is derived from Schedule 13G, as filed with the SEC on November 08, 2024, by BlackRock, Inc. According to the Schedule 13G filing, BlackRock, Inc. owns 480,061 shares of common stock of the Company, has sole voting power over 480,061 of those shares and sole dispositive power over the entire amount beneficially owned, as of September 30, 2024.

Board and Management
The table below sets forth, as of March 21, 2025, the number of shares of common stock beneficially owned by each director of the Company, by each nominee for election as director of the Company, by each executive officer named in the Summary Compensation Table contained in this Proxy Statement, and by all directors, nominees and executive officers as a group. The information concerning the persons set forth below was furnished in part by each of those persons.

Number of Shares of Common Stock Beneficially Owned

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Thomas R. Cellitti	106,165(2)	1.1%
David L. Duvall	303,847(3)	3.3%
Ralph O. Hellmold	39,590(4)	*
Matthew E. Jauchius	57,542(5)	*
Sandra L. Kowaleski	43,035(6)	*
Salvador Miñarro	10,256(7)	*
Eric L. Palomaki	165,253(8)	1.8%
Andrew O. Smith	96,490(9)	1.0%
John P. Zimmer	99,064(10)	1.1%
All directors, nominees and executive officers as a group (9 persons)	921,242	10.0%

*Less than 1%

(1)The "Percent of Class" computation is based upon the total number of shares beneficially owned by the named person or group divided by 9,258,054 shares of common stock outstanding on March 21, 2025.

(2)Includes: (i) 97,145 shares of common stock as to which Mr. Cellitti has sole voting and investment power and (ii) 9,020 shares of restricted stock subject to future vesting conditions.

(3)Includes: (i) 176,924 shares of common stock as to which Mr. Duvall has sole voting and investment power; (ii) 81,541 shares of restricted stock subject to future vesting conditions and (iii) 45,382 shares of performance based stock subject to future vesting conditions.

(4)Includes (i) 27,440 shares of common stock as to which Mr. Hellmold has sole voting and investment power; (ii) 6,000 shares of common stock as to which Mr. Hellmold shares voting and investment power with his wife and (iii) 6,150 shares of restricted stock subject to future vesting conditions.

(5)Includes: (i) 43,240 shares of common stock as to which Mr. Jauchius shares voting and investment power with his wife; and (ii) 14,302 shares of restricted stock subject to future vesting conditions.

(6)Includes: (i) 17,095 shares of common stock as to which Ms. Kowaleski has sole voting and investment power; (ii) 12,400 shares of common stock as to which Ms. Kowaleski shares voting and investment power with her father and (iii) 13,540 shares of restricted stock subject to future vesting conditions.

(7)Includes: (i) 10,256 shares of restricted stock subject to future vesting conditions.

(8)Includes: (i) 109,807 shares of common stock as to which Mr. Palomaki has sole voting and investment power; (ii) 35,168 shares of restricted stock subject to future vesting conditions and (iii) 20,278 shares of performance based stock subject to future vesting conditions.

(9)Includes: (i) 82,845 shares of common stock as to which Mr. Smith has sole voting and investment power; and (ii) 13,645 shares of restricted stock subject to future vesting conditions.

(10)Includes: (i) 250 shares of common stock as to which Mr. Zimmer has sole voting and investment power; (ii) 65,742 shares of common stock as to which Mr. Zimmer shares voting and investment power with his wife; (iii) 25,122 shares of restricted stock subject to future vesting conditions and (iv) 7,950 shares of performance based stock subject to future vesting conditions.

AUDIT FEES

The aggregate fees paid or accrued to Crowe LLP for professional services rendered for the audit of the Company's annual financial statements and the review of financial statements included in the Company's quarterly report on Forms 10-Q were $669,500 and $670,000 for the years ended December 31, 2024 and 2023, respectively.

AUDIT RELATED FEES

No fees were paid or accrued to Crowe LLP for assurance related services by Crowe LLP for the years ended December 31, 2024 and 2023.

TAX FEES

No fees were paid or accrued to Crowe LLP for tax compliance, tax advice, or tax planning services by Crowe LLP for the years ended December 31, 2024 and 2023.

ALL OTHER FEES

There were no fees billed to the Company for 401(k) audit services for the year ended December 31, 2024 and 2023, or tax related services by Crowe LLP for the years ended December 31, 2024 and 2023.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

During 2024 and through the date of this Proxy statement, there has not been any transaction or series of similar transactions to which the Company was or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any Board member, executive officer, holder of five percent or more of any class of our capital stock or any member of their immediate family had or will have a direct or indirect material interest (as defined in Item 404 of Regulation S-K (17 CFR§229.404)). It is our internal policy that all related party transactions required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended, be reviewed and approved by the Board of Directors. Under Item 404 of Regulation S-K, this requirement would generally apply to transactions exceeding $120,000 between us and any related persons.

LIMITATION ON OWNERSHIP

The Company's Certificate of Incorporation and Bylaws contain certain provisions designed to discourage specific types of transactions involving an actual or threatened change of control of the Company. These provisions, which are designed to make it more difficult to change majority control of the Board of Directors without its consent, include the following:

Removal of Directors - This provision provides that a director of the Company may be removed with or without cause only upon the vote of the holders of at least 80% of the voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors.

Supermajority Approval - This provision requires that a merger and certain other transactions (as outlined in the Certificate of Incorporation) be approved by the affirmative vote of the holders of at least 66 2/3% of the then outstanding shares of the Company’s common stock. Such affirmative vote is required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified by law.

Amendments - This provision requires that any amendment to the provisions relating to the removal of directors be approved by the holders of at least 80% of the then outstanding shares of voting stock, and any amendment to provisions requiring the approval of the holders of at least 66 2/3% of the then outstanding shares of voting stock be approved by the holders of at least 66 2/3% of the then outstanding shares of voting stock.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Composition of the Board of Directors

At the annual meeting, the stockholders will elect seven (7) directors to hold office until the election and qualification of their successors or until their earlier resignation, death, disqualification or removal from office.

The intention of the proxies is to vote the shares of common stock they represent for the election of David L. Duvall, Thomas R. Cellitti, Ralph O. Hellmold, Matthew E. Jauchius, Sandra L. Kowaleski, Salvador Miñarro and Andrew O. Smith, unless the proxy is marked to indicate that such authorization is expressly withheld. Each nominee is currently a member of the Board of Directors. All of the nominees have stated their willingness to serve and the Company is not aware of any reason that would cause any of the nominees to be unavailable to serve as a director should they be elected at the annual meeting. If any of the nominees should become unavailable for election, the proxies may exercise discretionary authority to vote for a substitute nominee proposed by the Board of Directors. Information with respect to the background and experience of each of the seven nominees currently serving on the Board of Directors is set forth above under the heading "Directors and Executive Officers of Core Molding Technologies, Inc."

Under Delaware law and the Bylaws of the Company, the stockholders will elect as directors the seven (7) nominees receiving the greatest number of votes, subject to the Voting Policy adopted by the Board that provides that any nominee who receives a greater number of votes "withheld" than votes "for" such election shall submit notice of resignation for consideration by the Board within 90 days from the date of the election, and shall recuse himself or herself from all deliberations on his or her resignation. The Board shall consider all of the relevant facts and circumstances in its consideration of the action to be taken with respect to such offer of resignation. To the extent that any resignation is accepted, the Board will consider whether to fill such vacancy or vacancies or to reduce the size of the Board. The Company will count shares of common stock as to which voting authority is "withheld" for quorum purposes but will not count those shares toward the election of directors or toward the election of individual nominees specified in the form of proxy.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF MEMBERS DUVALL, CELLITTI, HELLMOLD, JAUCHIUS, KOWALESKI, MIÑARRO AND SMITH.

PROPOSAL NO. 2
NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is presenting the following proposal, which gives you the opportunity to vote on a non-binding advisory resolution to approve the compensation of our named executive officers as disclosed in this proxy statement pursuant to SEC rules. This disclosure includes the Compensation Discussion and Analysis ("CD&A"), the compensation tables, and the accompanying narrative compensation disclosures. Stockholders are asked to vote on the following resolution:

RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the proxy statement for the Company's 2025 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K of the rules of the Securities and Exchange Commission.

We understand that executive compensation is an important matter for our stockholders. Our executive compensation philosophy and practice continue to be to pay for performance, and we believe that our compensation program is strongly aligned with the long-term interests of our stockholders. In considering how to vote on this proposal, we encourage you to review all the relevant information in this proxy statement - our CD&A, the compensation tables, and the rest of the narrative disclosures regarding our executive compensation program.

This proposal, commonly known as the "say-on-pay" proposal, gives you the opportunity to express your view. This non-binding advisory vote is not intended to address any specific item of compensation, but rather the overall compensation policies and practices with respect to our named executive officers as described in this proxy statement. It is our current intent, subject to your vote, to provide you with this non-binding advisory vote annually.

While this vote is non-binding advisory and will not be binding on the Company or the Board, it will provide valuable information to our Compensation Committee regarding stockholder sentiment about our executive compensation. The Compensation Committee values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers. We invite stockholders who wish to communicate with our Board on executive compensation or any other matters to contact us as provided under "Board Policies Regarding Communication with the Board of Directors."

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 3
APPROVAL OF AN AMENDMENT TO THE CORE MOLDING TECHNOLOGIES, INC.
2021 LONG-TERM EQUITY INCENTIVE PLAN

General Information

At the annual meeting, the stockholders will be asked to approve an amendment (the “Second Amendment”) to the Core Molding Technologies, Inc. 2021 Long-Term Equity Incentive Plan, as amended by the First Amendment (the "First Amendment") to the 2021 Plan, (the “2021 Plan” and together with the Second Amendment, collectively the “Amended 2021 Plan”). On March 11, 2025, the Board adopted the Second Amendment, subject to stockholder approval. If approved, the Second Amendment would authorize an additional 175,000 shares of common stock of the Company for issuance under the 2021 Plan. The Second Amendment would not make any other changes to the 2021 Plan. If the Second Amendment is not approved by the Company’s stockholders, the 2021 Plan will continue to operate in accordance with its current terms.

The purpose of the 2021 Plan is to promote the interests of the Company and its stockholders by aiding the Company in attracting and retaining employees, officers, consultants, advisors and non-employee directors to contribute to the Company’s growth and financial performance for the benefit of the Company’s stockholders. The Board believes that the Second Amendment will allow us to remain competitive among our peers and to continue to promote these interests. In addition, the number of shares of common stock that remain available for issuance under the 2021 Plan may not be sufficient to satisfy our equity compensation needs for 2026 and beyond. There are currently 133,558 shares of common stock remaining available for issuance under the 2021 Plan. As of March 21, 2025, approximately 19 of our regular, full-time employees held outstanding equity awards.

The stockholders of the Company originally approved the 2021 Plan on May 13, 2021. At that time, the 2021 Plan authorized an aggregate of 924,823 shares of common stock, consisting of (1) 410,000 shares of common stock authorized for issuance under the 2021 Plan and (2) 514,823 shares previously available for grant under the 2016 Long-Term Equity Incentive Plan for a total of 924,823 shares. On May 15, 2024, the stockholders approved 170,000 of additional shares under the First Amendment, resulting in a total of 1,094,823 shares authorized for issuance under the 2021 Plan. With the proposed 175,000 share increase under the Second Amendment, 1,269,823 shares will be authorized for issuance under the 2021 Plan. If the Second Amendment is approved by the stockholders, 308,558 shares of common stock, instead of 133,558 shares, will then be available for issuance under the Amended 2021 Plan.

The following table identifies key features of the Amended 2021 Plan:

Independent Committee Administration	The Amended 2021 Plan is administered by our Compensation Committee comprised entirely of non-employee directors.
No Evergreen Provision	The Amended 2021 Plan does not contain an “evergreen” provision that will automatically increase the number of shares authorized for issuance under the Amended 2021 Plan.
Limit on Shares Authorized	Under the Amended 2021 Plan, the aggregate number of shares that may be issued is 1,269,823. In addition, any outstanding award under the 2006 Long-Term Equity Incentive Plan (the “2006 Plan”) that are forfeited, cancelled or reacquired by the Company will become available for reissuance under the Amended 2021 Plan.
Plan Share Counting	All shares subject to stock options, stock appreciation rights or similar awards, the value of which awards are based solely on an increase in the value of the shares after the date of grant, will count against the Amended 2021 Plan’s reserve on 1:1 basis for each share subject to the award. For all other awards (generally referred to as “full value” awards), shares subject to such awards will also count against the Amended 2021 Plan’s reserve on a 1:1 basis for each share subject to the award.

No Discounted Stock Options or Stock Appreciation Rights	Stock options and stock appreciation rights must have an exercise price equal to or greater than the fair market value of our common stock on the date of grant (unless such award is granted in substitution for a stock option or stock appreciation right previously granted by an entity that is acquired by or merged with the Company).
No Repricing of Stock Options or Stock Appreciation Rights	The Amended 2021 Plan prohibits the re-pricing of stock options and stock appreciation rights (including a prohibition on the repurchase of “underwater” stock options or stock appreciation rights for cash or other securities) without stockholder approval.
No Liberal Share “Recycling”	The Amended 2021 Plan provides that any share (i) surrendered to pay the exercise price of an option, (ii) withheld by the Company or tendered to satisfy any tax withholding obligation with respect to any award, (iii) covered by a stock appreciation right issued under the plan that are not issued in connection with settlement in shares upon exercise, or (iv) repurchased by the Company using option exercise proceeds will not be added back (“recycled”) to the Amended 2021 Plan.
Minimum Vesting Period	A maximum of 5% of the aggregate number of shares available for issuance under the Amended 2021 Plan may be issued without a vesting period of at least one year following the date of grant. All other awards will have a minimum vesting period of at least one year, subject to limited exceptions in case of substituted awards in connection with acquisitions and awards received in lieu of other earned cash compensation.
Acceleration of vesting	The Amended 2021 Plan restricts non-change in control acceleration of vesting to a recipient’s death or disability.
No Liberal Change in Control Definition	The Amended 2021 Plan prohibits any award agreement from having a change in control provisions that has the effect of accelerating the exercisability of any award or the lapse of restrictions relating to any award upon only the announcement or stockholder approval (rather than the consummation) of a change in control transaction.
No Dividends or Dividend Equivalent Amounts Paid on Unvested Awards	The Amended 2021 Plan prohibits the payment of dividends or dividend equivalent amounts on awards until those awards are earned and vested.
Award Subject to Forfeiture, Clawback, Reduction, Recoupment	Awards under the Amended 2021 Plan are subject to forfeiture, clawback, reduction, cancellation or recoupment or other penalties to the extent a participant receives any amount in excess of the amount the participant should otherwise have received for any reason including by reason of a financial restatement, inaccurate financial statements or performance metrics, calculation mistakes or other errors.

Summary of the Amended 2021 Plan
The following is a summary of the material terms of the Amended 2021 Plan and is qualified in its entirety by reference to the full text of the 2021 Plan, a copy of which is incorporated by reference as Exhibit 10(m) to our Annual Report on Form 10-K filed on March 11, 2025, the First Amendment attached as Appendix B to our Definitive Proxy Statement filed April 11, 2024 and the Second Amendment, attached hereto as Appendix A, to this proxy statement.

Administration

The Compensation Committee of the Board (the “Compensation Committee”) administers the Amended 2021 Plan and has full power and authority to determine when and to whom awards will be granted, and the type, amount, form of payment and other terms and conditions of each award, consistent with the provisions of the Amended 2021 Plan. The Compensation Committee may delegate the authority to grant awards to one or more officer or director, subject to any terms, conditions or limitations the Compensation Committee may impose. However, the Compensation Committee may not delegate such authority with respect to awards granted to officers subject to Section 16 of the Exchange Act or if such delegation would cause the Amended 2021 Plan not to comply with applicable laws or exchange rules. In addition, the Compensation Committee can specify whether, and under what circumstances, awards to be received under the Amended 2021 Plan may be deferred automatically or at the election of either the holder of the award or the Compensation Committee. Subject to the provisions of the Amended 2021 Plan, the Compensation Committee may amend or waive the terms and conditions, or accelerate the exercisability or the lapse of any restrictions relating to any outstanding award. The Compensation Committee has authority to interpret the Amended 2021 Plan, and establish rules and regulations for the administration of the Amended 2021 Plan. In addition, the Board may exercise the powers of the Compensation Committee at any time, except with respect to the grant of awards to our executive officers, and except as otherwise specified in the 2021 Plan.

Eligible Participants

Any employee, officer, non-employee director, consultant, independent contractor or advisor providing services to the Company or any of its affiliates, who is selected by the Compensation Committee, is eligible to receive an award under the Amended 2021 Plan.

Shares Available for Awards and Other Limits on Awards

The Amended 2021 Plan would provide for the issuance of up to 1,269,823 authorized shares of common stock, as well as shares subject to any outstanding awards under the 2006 Plan that are forfeited, cancelled or reacquired by the Company will become available for re-issuance under the Amended 2021 Plan. In addition, if awards issued under the Amended 2021 Plan expire or otherwise terminate without being exercised or settled, the shares of common stock not acquired pursuant to such awards again become available for issuance under the Amended 2021 Plan. The number of shares available for awards under the Amended 2021 Plan will be reduced by one share for each share covered by a “full value award”. A full value award is any award other than a stock option, stock appreciation right or similar award, the value of which is based solely on an increase in the value of the shares after the date of grant of such award.

Certain awards under the Amended 2021 Plan are subject to the following limitations:
•The maximum number of shares subject to any award or awards denominated in shares granted to any one person who is an employee, consultant, independent contractor or advisor may not exceed 200,000 shares in the aggregate in any calendar year.
•A maximum of 924,823 shares will be available for granting incentive stock options under the Amended 2021 Plan, subject to the provisions of Sections 422 or 424 of the Internal Revenue Code or any successor provision.
•The maximum value of all equity and cash-based compensation granted to a non-employee director in any calendar year cannot exceed $275,000 (and for this purpose, equity value is determined using grant date value under applicable financial accounting rules). Furthermore, the independent members of the Board may make exceptions to this limit for a non-executive chair of the Board, provided that the non-employee Director receiving such additional compensation may not participate in the decision to award such compensation.
•The Compensation Committee may adjust the number of shares and share limits described above in the case of a stock dividend or other distribution, including a stock split, merger or other similar corporate transaction or event, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be provided under the Amended 2021 Plan.

If any shares subject to any award, or to which an award relates, granted under the 2006 Plan and the Amended 2021 Plan are forfeited or are reacquired by the Company, or if any award terminates without the delivery of any shares, such shares will again be available for future awards under the Amended 2021 Plan. Any shares subject to an award granted under either plan (a) used to pay the exercise price of stock options via a “net exercise” or otherwise, (b) withheld or tendered to pay tax withholding obligations with respect to an award, (c) subject to a stock appreciation right that are not issued when such right is settled, and (d) repurchased using stock option exercise proceeds will not be available for future issuance under the Amended 2021 Plan.

Types of Awards and Terms and Conditions

The Amended 2021 Plan permits the granting of:
•stock options (including both incentive and non-qualified stock options);
•stock appreciation rights (“SARs”);

•restricted stock and restricted stock units (including performance shares and performance share units);
•dividend equivalents; and
•other stock-based awards (which may be payable in shares, cash, or other forms).

Awards may be granted alone, in addition to, in combination with or in substitution for, any other award granted under the Amended 2021 Plan or any other compensation plan. Awards can be granted for no cash consideration or for cash or other consideration as determined by the Compensation Committee or as required by applicable law. Awards may provide that upon the grant or exercise thereof, the holder will receive cash, shares of the Company’s common stock or other securities, or property, or any combination of these in a single payment, installments or on a deferred basis. The exercise price per share under any stock option and the grant price of any SAR may not be less than the fair market value on the date of grant of such option or SAR except if the award is in substitution for an award previously granted by an entity acquired by the Company. The fair market value of a share will be the closing price of one share as reported on the NYSE American as of the applicable date, unless otherwise determined by the Compensation Committee. The term of awards will not be longer than ten (10) years (except that award agreements may provide, to the extent consistent with Section 409A of the Internal Revenue Code, in the event the exercise of the award is tolled not more than thirty (30) days because the exercise would otherwise violate applicable law or any Company policy).

Stock Options. The holder of an option will be entitled to purchase a number of shares of our common stock at a specified exercise price during a specified time period, all as determined by the Compensation Committee. The option exercise price may be payable either in cash or, at the discretion of the Compensation Committee, in other securities or other property having a fair market value on the exercise date equal to the exercise price.

Stock Appreciation Rights. The holder of a SAR is entitled to receive the excess of the fair market value (calculated as of the exercise date or, at the Compensation Committee’s discretion, as of any time during a specified period before or after the exercise date) of a specified number of shares of common stock over the grant price of the SAR. SARs vest and become exercisable in accordance with a vesting schedule established by the Compensation Committee.

Restricted Stock and Restricted Stock Units. The holder of restricted stock will own shares of our common stock subject to restrictions imposed by the Compensation Committee for a specified time period determined by the Compensation Committee. The holder of restricted stock units will have the right, subject to any restrictions imposed by the Compensation Committee, to receive shares of our common stock, or a cash payment equal to the fair market value of those shares, at some future date determined by the Compensation Committee. The grant, issuance, retention, vesting and/or settlement of restricted stock and restricted stock units will occur at such times and in such installments as are determined by the Compensation Committee, subject to the minimum vesting provisions described above. For example, awards may, at the Compensation Committee’s discretion, be conditioned upon a participant’s completion of a specified period of service, or upon the achievement of one or more performance goals (including goals specific to the participant's individual performance) established by the Compensation Committee, or upon any combination of service-based or performance-based conditions (subject to minimum vesting requirements). A restricted stock or restricted stock unit award that is conditioned in whole or in part upon the achievement of one or more financial or other company-related performance goals (other than performance of service alone) is generally referred to as a performance share or performance share unit (PSU) award. Rights to dividends or dividend equivalent amounts during the restricted period are discussed below.

Dividend Equivalents. Dividend equivalents entitle holders to receive payments (in cash, shares of our common stock, other securities or other property) equivalent to the amount of dividends paid by the Company to its stockholders, with respect to the number of shares determined by the Compensation Committee. Dividend equivalents may not be awarded with respect to grants of options, stock appreciation rights or any other awards the value of which is based solely on an increase in the value of shares after the grant date. Dividends and dividend equivalent amounts with respect to any share underlying any other award may be accrued but not paid to a holder until all conditions or restrictions, including vesting, relating to such share have been satisfied.

Other Stock-Based Awards. The Compensation Committee may grant other awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, our shares of common stock. Any shares of common stock delivered pursuant to a purchase right must be purchased for consideration having a value equal to at least one hundred percent (100%) of the fair market value of the shares on the date the purchase right is granted.

Duration, Termination and Amendment. Unless discontinued or terminated by the Board, the Amended 2021 Plan will expire on May 13, 2031. No awards may be made after that date. However, unless otherwise expressly provided in an applicable award agreement, any award granted under the Amended 2021 Plan prior to expiration may extend beyond the end of such period through the award’s normal expiration date.

The Board and, pursuant to the delegation of its authority, the Compensation Committee may amend, alter or discontinue the Amended 2021 Plan at any time, although prior stockholder approval must be obtained for any action that would increase the number of shares of common stock available, increase the award limits under the Amended 2021 Plan, permit awards of options or SARs at a price less than fair market value, permit repricing of options or SARs, or expand the class of persons eligible to receive awards under the Amended 2021 Plan. Stockholder approval is also required for any action that would, absent such approval, violate the rules and regulations of NYSE American or any other securities exchange applicable to the Company. Any amendment to the Amended 2021 Plan, or any outstanding award, is subject to compliance with all applicable laws, rules and policies of any applicable governmental entity or securities exchange, including any required approval.

The Compensation Committee may amend or terminate any outstanding award, but (except as provided below with respect to certain corporate transactions) not without the consent of any award recipient or beneficiary if such action would adversely affect the rights of the holder of the award.

Corporate Transactions

Upon any reorganization, merger, consolidation, split-up, spin-off, take-over bid, or any other similar corporate transaction, the Compensation Committee or the Board may provide for any of the following:

•Termination of any award, whether or not vested, in exchange for the amount of cash and/or securities, if any, with a fair market value equal to the amount that would have been received upon the exercise of the award or the realization of the award holder’s vested rights or the replacement of the award with other vested rights or securities with an equivalent fair market value;
•Assumption or substitution of any award by the successor or survivor corporation, with appropriate adjustment to the number and kind of shares and exercise price;
•Subject to the limitations provided below, acceleration of the exercisability or the vesting of any award, notwithstanding the terms in any award agreement; or
•Prevention of additional vesting or exercisability of any award after a specified date.

Prohibition on Repricing Awards

Without the approval of stockholders, (a) no option or SAR may be amended to reduce its exercise or grant price, (b) no option or SAR may be cancelled and replaced with an option or SAR having a lower exercise price and (c) no option or SAR may be cancelled or repurchased for cash or other securities, except in connection with a stock dividend or other distribution, including a stock split, merger or other similar corporate transaction or event, in order to prevent dilution or enlargement of the benefits, or potential benefits intended to be provided under the Amended 2021 Plan.

Transferability of Awards

No award under the Amended 2021 Plan (other than fully vested and unrestricted shares) and no right under any such award are transferable other than by will or by the laws of descent and distribution, and no award (other than fully vested and unrestricted shares) or right under any such award may be pledged, alienated, attached or otherwise encumbered. However, the Compensation Committee may permit an award to be transferred to family members if such transfer is for no value and in accordance with the rules of Form S-8. The Compensation Committee may allow award recipients to designate a beneficiary or beneficiaries to exercise the rights of the award recipient and receive any property distributable with respect to any award in the event of an award recipient’s death.

Forfeiture, Clawback and Recoupment

All awards granted under the Amended 2021 Plan are subject to forfeiture, clawback, reduction, cancellation or recoupment or other penalties to the extent a participant receives any amount in excess of the amount the participant should otherwise have received for any reason including by reason of a financial restatement, inaccurate financial statements or performance metrics, calculation mistakes or other errors.

Federal Income Tax Consequences

Grant of Options and SARs. The grant of a stock option or SAR is not expected to result in any taxable income for the recipient.

Exercise of Options and SARs. Upon exercising a non-qualified stock option, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of our common stock acquired on the date of exercise over the exercise price, and we will generally be entitled at that time to an income tax deduction for the same amount. The holder of an incentive stock option generally will have no taxable income upon exercising the option (except that an alternative minimum tax liability may arise), and we will not be entitled to an income tax deduction. Upon exercising a SAR, the amount of any cash received and the fair market value on the exercise date of any shares of our common stock received are taxable to the recipient as ordinary income and generally deductible by the Company.

Disposition of Shares Acquired Upon Exercise of Options and SARs. The tax consequence upon a disposition of shares acquired through the exercise of an option or SAR will depend on how long the shares have been held and whether the shares were acquired by exercising an incentive stock option or by exercising a non-qualified stock option or SAR. Generally, there will be no tax consequence to us in connection with the disposition of shares acquired under an option or SAR, except that we may be entitled to an income tax deduction in the case of the disposition of shares acquired under an incentive stock option before the applicable incentive stock option holding periods set forth in the Internal Revenue Code have been satisfied.

Restricted Stock Awards. Recipients of grants of restricted stock generally will be required to include as taxable ordinary income the fair market value of the restricted stock at the time it is no longer subject to a substantial risk of forfeiture. In contrast, unrestricted stock grants are taxable at grant. An award holder who makes, and files with the Internal Revenue Service, an Internal Revenue Code Section 83(b) election within 30 days of the date of grant of the restricted stock will incur taxable ordinary income on the date of grant equal to the fair market value of such shares of restricted stock (determined without regard to forfeiture restrictions). With respect to the sale of shares after the forfeiture restrictions have expired, the holding period to determine whether the award recipient has long-term or short-term capital gain (or loss) generally begins when the restrictions expire, and the tax basis for such shares will generally be based on the fair market value of the shares on that date. However, if the award holder made an 83(b) election as described above, the holding period commences on the date of such election, and the tax basis will be equal to the fair market value of the shares on the date of the election (determined without regard to the forfeiture restrictions on the shares). If the award permits dividends to accrue while the restricted stock is subject to a substantial risk of forfeiture, such dividends will be paid if and when the underlying stock vests and will also be taxed as ordinary income. We generally will be entitled to an income tax deduction equal to amounts the award holder includes in ordinary income at the time of such income inclusion.

Restricted Stock Units and Other Stock-Based Awards. Recipients of grants of restricted stock units (including performance share units) will not incur any federal income tax liability at the time the awards are granted. Award holders will recognize ordinary income equal to (a) the amount of cash received under the terms of the award or, as applicable, (b) the fair market value of the shares received (determined as of the date of receipt) under the terms of the award. If the award permits dividend equivalent amounts to accrue while the restricted stock unit is subject to a substantial risk of forfeiture, such dividend equivalent amounts will be paid if and when the underlying stock unit vests and will also be taxed as ordinary income. Cash or shares to be received pursuant to any other stock-based award generally become payable when applicable forfeiture restrictions lapse; provided, however, that, if the terms of the award so provide, payment may be delayed until a later date to the extent permitted under applicable tax laws. We generally will be entitled to an income tax deduction for any amounts included by the award holder as ordinary income. For awards that are payable in shares, participant’s tax basis is equal to the fair market value of the shares at the time the shares become payable. Upon the sale of the shares, appreciation (or depreciation) after the shares are paid is treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Income Tax Deduction. Subject to the usual rules concerning reasonable compensation, including the Company’s obligation to withhold or otherwise collect certain income and payroll taxes, the Company generally will be entitled to a corresponding income tax deduction at the time a participant recognizes ordinary income from awards made under the Amended 2021 Plan. However, Section 162(m) of the Internal Revenue Code prohibits publicly held corporations from deducting more than $1 million per year in compensation paid to certain named executive officers. Therefore, compensation paid annually to an executive covered by Section 162(m) of the Internal Revenue Code under the Amended 2021 Plan in excess of $1 million generally will not be deductible.

Application of Section 16. Special rules may apply to individuals subject to Section 16 of the Exchange Act. In particular, unless a special election is made pursuant to the Internal Revenue Code, shares received through the exercise of a stock option or SAR may be treated as restricted as to transferability and subject to a substantial risk of forfeiture for a period of up to six (6) months after the date of exercise. Accordingly, the amount of any ordinary income recognized and the amount of our income tax deduction will be determined as of the end of that period.

Delivery of Shares for Tax Obligation. Under the Amended 2021 Plan, the Compensation Committee may permit participants receiving or exercising awards, subject to the discretion of the Compensation Committee and upon such terms and conditions as it may impose, to deliver shares of the Company’s common stock (either shares received upon the receipt or exercise of the award or shares previously owned by the holder of the option) to the Company to satisfy federal and state income tax obligations.

Share Usage
Set forth below is information regarding shares currently outstanding under the 2021 Plan and prior plans. The Company made its annual award grant to employees in March 2025 and those awards are included in the data below. The 2021 Plan is the sole equity compensation plan under which future awards can be made.

Selected data as of March 21, 2025:

Restricted stock outstanding (unvested)	275,966
Performance restricted stock outstanding (unvested)	106,976
Shares remaining for grant under the 2021 Plan	133,558

With the proposed 175,000 share increase under the Second Amendment, 691,500 will be available for issuance under the Amended 2021 Plan, including the number of shares subject to unvested equity awards outstanding, which represents approximately 7.5% of our 9,258,054 shares outstanding as of March 21, 2025, such percentage referred to as the “overhang percentage.”

Our three-year average “burn rate” was 2.21% for fiscal years 2022 through 2024. We define burn rate as the total number of shares subject to awards granted to participants in a single year expressed as a percentage of our shares outstanding.

Based on the closing price on the NYSE American for our shares of common stock on March 21, 2025 of $14.96 per share, the aggregate market value as of that date of the 175,000 additional shares of common stock requested for issuance under the Second Amendment is $2,618,000.

If the Second Amendment is approved, the Company’s total potential dilution from the shares available for issuance under the 2021 Plan would increase from 1.4% as of March 21, 2025 to 3.3%. The Compensation Committee has considered this potential dilution level and believes that the resulting dilution levels would be within normal competitive ranges.

We are mindful of the ratio of our stock-based compensation to our performance over time. In addition, the Compensation Committee also reviewed, among other things, projected future share usage and projected future forfeitures. Subject to assumptions, the Committee currently anticipates that the proposed 175,000 additional shares of common stock under the Second Amendment are expected to satisfy the Company’s equity compensation needs for approximately two years.

Existing Plan Benefits
Although we cannot currently determine the benefits or number of shares subject to awards that may be granted to participants under the Amended 2021 Plan during the remainder of the 2025 fiscal year or in future periods due to the discretionary nature of the Amended 2021 Plan, we did award our annual equity grants for fiscal year 2025 on March 11, 2025. If the Second Amendment is approved, additional grants of awards under the Amended 2021 Plan will be in the discretion of the Compensation Committee.

The following table sets forth with respect to each named executive officer listed in the Summary Compensation Table on page 28 and each group listed below the number of shares of common stock issuable pursuant to performance restricted stock awards granted under the 2021 Plan and the number of shares of common stock issuable pursuant to RSUs awarded under the 2021 Plan, in each case, since the 2021 Plan’s inception on May 13, 2021 through March 21, 2025 (without regard to whether any grants were subsequently forfeited, terminated or canceled). No other grants were made during this same period under any other compensation plans.

NAME AND POSITION		ESTIMATED POSSIBLE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS[1]			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS[2] (#)
	GRANT DATE	THRESHOLD (#)	TARGET (#)	MAX. (#)
David Duvall President and Chief Executive Officer	3/11/2025	14,852	29,704	44,556	—
	3/11/2025	—	—	—	29,704
	3/7/2024	5,748	11,496	17,244	—
	3/07/2024	—	—	—	26,825
	3/10/2023	2,091	4,182	6,273	—
	3/10/2023	—	—	—	25,089
	5/12/2022	—	—	—	42,821
	5/13/2021	—	—	—	37,484
John Zimmer EVP, Chief Financial Officer	3/11/2025	—	—	—	—
	3/7/2024	2,853	5,706	8,559	—
	3/7/2024	—	—	—	13,314
	3/10/2023	1,122	2,244	3,366	—
	3/10/2023	—	—	—	13,466
	5/12/2022	—	—	—	19,025
	5/13/2021	—	—	—	6,984
Eric Palomaki Chief Operating Officer	3/11/2025	6,725	13,450	20,175	—
	3/11/2025	—	—	—	13,450
	3/7/2024	2,478	4,955	7,433	—
	3/7/2024	—	—	—	11,562
	3/10/2023	937	1,873	2,810	—
	3/10/2023	—	—	—	11,238
	5/12/2022	—	—	—	16,782
	5/13/2021	—	—	—	5,364

All current executive officers as a group	3/11/2025	27,961	55,922	83,883	—
	3/11/2025	—	—	—	55,922
	3/7/2024	11,079	22,157	33,236	—
	3/7/2024	—	—	—	51,701
	3/10/2023	5,045	10,089	15,134	—
	3/10/2023	—	—	—	62,237
	5/12/2022	—	—	—	96,684
	5/13/2021	—	—	—	54,723
All current non-employee directors as a group	3/11/2025	—	—	—	41,175
	3/7/2024	—	—	—	27,491
	3/10/2023	—	—	—	9,933
	5/12/2022	—	—	—	15,657
	5/13/2021	—	—	—	5,653
All employees, excluding current executive officers, as a group	3/11/2025	6,312	12,624	18,936	—
	3/11/2025	—	—	—	12,624
	3/7/2024	3,163	6,326	9,489	—
	3/7/2024	—	—	—	15,512
	3/10/2023	824	1,648	2,472	—
	3/10/2023	—	—	—	24,410
	5/12/2022	—	—	—	36,583
	5/13/2021	—	—	—	7,673

1These columns present information about performance restricted stock awards granted from 2021 to 2025 pursuant to the 2021 Plan. The payout of the performance restricted stock will generally be determined based on the achievement of specific metrics calculated over a three-year performance period.

2This column presents information about RSUs awards from 2021 to 2025 pursuant to the 2021 Plan.

Registration with the SEC
We intend to file a Registration Statement on Form S-8 relating to the issuance of additional shares of common stock under the Second Amendment with the SEC pursuant to the Securities Act of 1933 as soon as practicable after approval of the Second Amendment by our stockholders.

Equity Compensation Plan Information
See page 17 of this Proxy Statement for the Company’s equity compensation plan information as of December 31, 2024.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE 2021 PLAN.

PROPOSAL NO. 4
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has appointed the firm of Crowe LLP to audit the financial statements of the Company for the year ending December 31, 2025. Crowe has been the Company's independent auditor since August 2009. The Company expects a representative of Crowe to attend the annual meeting. The Company will provide the representative with an opportunity to make a statement if he or she desires to do so. The Company expects that the representative will be available to respond to appropriate questions.

The Company is presenting the appointment of Crowe LLP as independent registered public accounting firm for ratification at the annual meeting. While ratification by stockholders of this appointment is not required by law or the Certificate of Incorporation or Bylaws of the Company, the Board believes that such ratification is desirable. In the event this appointment is not ratified by a majority vote of stockholders, the Board of Directors will consider that fact when it appoints an independent registered public accounting firm for the next fiscal year. The Board has adopted policies requiring the Audit Committee to pre-approve all audit and non-audit services provided by the Company's independent registered public accounting firm. All auditing services and non-audit services provided by Crowe LLP for the year ended December 31, 2024 have been approved by the Audit Committee.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF CROWE.

OTHER MATTERS

The management of the Company and the Board of Directors of the Company know of no matters to be brought before the annual meeting other than as set forth in this proxy statement. If, however, any other matters are properly presented to the stockholders for action, it is the intention of the persons named in the proxy to vote at their discretion on all matters on which the shares of common stock represented by such proxies are entitled to vote.

BY ORDER OF THE BOARD OF DIRECTORS

Thomas R. Cellitti
April 4, 2025	Chairman of the Board

CORE MOLDING TECHNOLOGIES, INC.
ATTN: INVESTOR RELATIONS
800 MANOR PARK DRIVE
COLUMBUS, OH 43228-0183

Investor Address Line 1
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John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

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CONTROL # → 0000000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

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The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees

01) David L. Duvall 02) Thomas R. Cellitti 03) Salvador Miñarro 04) Ralph O. Hellmold 05) Matthew E. Jauchius
06) Sandra L. Kowaleski 07) Andrew O. Smith

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

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Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

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02 0000000000

0000669202_1 R1.0.0.2

ANNUAL MEETING OF STOCKHOLDERS OF
CORE MOLDING TECHNOLOGIES, INC.
May 15, 2025
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Annual Report, Proxy Statement and Proxy Card are available at http://colsec.coremt.com.

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com

---

CORE MOLDING TECHNOLOGIES, INC.
THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS
For the Annual Meeting of Stockholders
To be held on May 15, 2025

The undersigned stockholder appoints David L. Duvall and John P. Zimmer, as proxies with full power of substitution, to vote the shares of voting securities of Core Molding Technologies, Inc. (the "Company"), that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Company's Headquarters, 800 Manor Park Drive, Columbus, Ohio, on May 15, 2025, at 9:00 a.m., Eastern Daylight Savings Time, and at any adjournments thereof, upon matters properly coming before the meeting, as set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement, both of which have been received by the undersigned. Without otherwise limiting the general authorization given hereby, such proxies are instructed to vote as directed on the reverse side. **If no direction is made, this proxy will be voted FOR ALL nominees listed in Proposal 1; FOR Proposals 2, 3 and 4; and FOR any other properly raised matter at the discretion of the proxies.**

0000659202_3 R1.0.0.2

Continued and to be signed on reverse side

APPENDIX A
SECOND AMENDMENT TO THE
CORE MOLDING TECHNOLOGIES, INC.
2021 LONG-TERM EQUITY INCENTIVE PLAN

WHEREAS, Core Molding Technologies, Inc., a Delaware corporation (“Company”) established and sponsors the Core Molding Technologies, Inc. 2021 Long-Term Equity Incentive Plan, as amended by a First Amendment (as amended, the “Plan”);

WHEREAS, pursuant to Section 7(a) of the Plan, the Board of Directors of the Company (“Board”) reserved the right to amend the Plan at any time;

WHEREAS, there are currently 133,558 shares of common stock remaining available for issuance under the Plan;

WHEREAS, the Board desires to amend the Plan to increase the number of shares of stock available for issuance under the Plan by 175,000 shares so there will be 308,558 shares of common stock available for issuance under the Plan;

NOW, THEREFORE, pursuant to the power reserved by Section 7(a) of the Plan, the Board amends the Plan as follows, subject to and effective upon approval by the Company’s stockholders at the Annual Meeting of Stockholders on May 15, 2025 (defined terms used herein, but not otherwise defined in this Second Amendment, shall have the meanings ascribed to them in the Plan):

1.Section 4(a)(i) of the Plan is amended in its entirety to read as follows:

i.Subject to adjustment as provided in Section 4(c) of the Plan, the aggregate number of Shares that may be issued under all Awards under the Plan shall equal the sum of (x) 755,000, (y) shares available for grant under the Prior Plan as of the Effective Date and (z) any Shares subject to any outstanding award under the Prior Plan that, after the Effective Date, are not purchased or are forfeited or reacquired by the Company, or otherwise not delivered to the Participant due to termination or cancellation of such award, subject to the share counting provisions of Section 4(b) below.

IN WITNESS WHEREOF, this Second Amendment, having been first duly authorized, approved and adopted by the Board and approved by the Company’s stockholders at the May 15, 2025 Annual Meeting of Stockholders, is hereby executed below by a duly authorized officer of the Company on this ______ day of ___________________, 2025.

CORE MOLDING TECHNOLOGIES, INC.

By:

Name:

Title: